Exhibit 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C.  20429

________________________________________________________

FORM 10-K

(Mark One)

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2010.

OR

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

FDIC Certificate Number 55244

__________________________

CHOICE BANK

(Exact name of registrant as specified in its charter)

Wisconsin	36-4588704
State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number

2450 Witzel Avenue
Oshkosh, Wisconsin	54904
Address of principal executive offices	Zip Code
(920) 230-1300
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $1.00 par value

______________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes  ☐  No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes  ☐      No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes   ☒  No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such charter period that the registrant was required to submit and post such files).  Yes  ☐  No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).   Yes   ☐  No  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐

Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)

Smaller reporting company	☒

The aggregate market value of the voting common stock held by non-affiliates of the registrant as of June 30, 2010 was $14,512,947.  Shares of common stock held by each officer and director and each person owning more than ten percent of the outstanding common stock have been excluded in that such persons may be deemed to be affiliates.  This determination of the affiliate status is not necessarily a conclusive determination for other purposes.  The share price used is $8.60, which is equal to the last sales price of shares sold during the registrant’s second fiscal quarter, according to information available to the registrant.  As of March 1, 2011, there were 2,160,620 shares of the registrant’s Common Stock issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

Choice Bank

Table of Contents

Part I
Item 1	Business	page 4
Item 1A	Risk Factors	page 20
Item 2	Properties	page 30
Item 3.	Legal Proceedings	page 30

Part II
Item 5	Market Price for Registrant's Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities	page 31
Item 6	Selected Financial Data	page 32
Item 7	Management’s Discussion and Analysis of Financial Condition and Results of Operations	page 32
Item 8	Financial Statements and Supplementary Data	page 47
Item 9	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	page 47
Item 9A	Controls and Procedures	page 47
Item 9B	Other Information	page 48

Part III
Item 10	Directors, Executive Officers and Corporate Governance	page 49
Item 11	Executive Compensation	page 54
Item 12	Security Ownership of Certain Beneficial Owners, Management and Related Shareholder Matters	page 59
Item 13	Certain Relationships and Related Transactions, and Director Independence	page 60
Item 14	Principal Accountant Fees and Services	page 61

Part IV
Item 15	Exhibits, Financial Statement Schedules	page 62

Signatures and Certifications		page 63

Part I

Forward Looking Statements

This Report contains certain statements that are forward-looking within the meaning of section 21E of the Securities Exchange Act of 1934, as amended.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from those expressed in, or implied by, the forward-looking statements.  These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and other similar expressions or future or conditional verbs.  Readers of this annual report should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this report.  The statements are representative only as of the date they are made, and the Bank undertakes no obligation to update any forward-looking statement.

These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to the Bank’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, financial condition, results of operations, future performance and business, including management’s expectations and estimates with respect to revenues, expenses, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

Although the Bank believes that the expectations reflected in the forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond the Bank’s control.  Forward-looking statements are subject to significant risks and uncertainties and the Bank’s actual results may differ materially from the results discussed in such forward-looking statements.  Factors that might cause actual results to differ from the results discussed in forward-looking statements include, but are not limited to, the factors set forth under “Risk Factors,” Item 1A to this Report as well as any other risks identified herein.  New factors emerge from time to time, and it is not possible for the Bank to predict which factor, if any, will materialize.  In addition, the Bank cannot assess the potential impact of each factor on the Bank’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

All forward-looking statements contained in this Report or which may be contained in future statements made for or on behalf of Choice Bank are based upon information available at the time the statement is made and Choice Bank assumes no obligation to update any forward-looking statement.

Item 1.  Business

Choice Bank (the “Bank” or “we” or “us”) is a Wisconsin chartered bank that opened for business on July 24, 2006.  We are a full service commercial bank located in Oshkosh, Wisconsin.  We conduct business from our main office on the west side of Oshkosh, and we have a full-service branch on the north side of the city.  As of December 31, 2010, the Bank had total assets of $163.7 million, net loans of $137.2 million, deposits of $150.8 million, and stockholders’ equity of $12.3 million.

Choice Bank is a community-oriented financial services provider that focuses on providing a broad range of lending and deposit products to retail clients and to small and medium sized commercial clients.  We emphasize commercial real estate and commercial lending to small and medium sized businesses and professionals.  We concentrate on establishing relationships with clients primarily in our market area.  We also offer on-line banking and bill pay, bank by phone, debit and credit cards, ATM access at both locations and a network providing free ATM transactions, and safe deposit boxes at the main office.

Our Investment Policy allows us to invest excess funds in treasury and U.S. government agency securities, mortgage-backed pass-through securities, municipal bonds, corporate bonds, and certificates of deposit in other financial institutions.

The Federal Deposit Insurance Corporation (FDIC) insures the Bank’s deposits to the fullest extent allowed by law.  The Bank is not a member of the Federal Reserve System.

At December 31, 2010, the Bank employed 26 full-time and 3 part-time staff members.  The employees are not represented by a union or any collective bargaining agreement.  The Bank believes its relationship with its employees is satisfactory.

Holding Company Reorganization

In May 2010, the Board of Directors of the Bank adopted, subject to shareholder approval, a plan to reorganize the Bank (the “Reorganization”) as a wholly owned subsidiary of Choice Bancorp, Inc. (the “Holding Company”).  At a special meeting held on August 3, 2010, the shareholders of the Bank adopted a resolution approving the Reorganization, subject to the satisfaction of certain conditions, including the receipt of all applicable regulatory approvals.

As of December 31, 2010, the necessary regulatory approvals had not been received.  Such approvals were received in late February 2011.

On and effective as of the close of business on March 10, 2011, the Reorganization was consummated and each issued and outstanding share of Bank common stock was converted solely into the right to receive one (1) share of Holding Company common stock and the outstanding warrants for Choice Bank common stock were converted into warrants to acquire Holding Company common stock.

The Holding Company was organized to serve as the holding company for the Bank and, prior to consummation of the Reorganization on March 10, 2011, had no assets or liabilities, and had not conducted any business other than that of an organizational nature.

EXCEPT WHERE OTHERWISE EXPRESSLY INDICATED, THE INFORMATION IN THIS ANNUAL REPORT ON FORM 10-K OF CHOICE BANK FOR THE YEAR ENDED DECEMBER 31, 2010 PERTAINS SOLELY TO CHOICE BANK AND NOT TO THE HOLDING COMPANY.

Market Area

The Bank’s primary service area is composed of the City of Oshkosh, Wisconsin and the surrounding Townships of Algoma, Omro, Utica, Black Wolf, and Nekimi, which together make up the Greater Oshkosh area.  Our headquarters is located on the west side of Oshkosh and our branch facility is located on the north side of Oshkosh.

Competition

The market for financial services is rapidly changing, intensely competitive and is likely to become more competitive as the number and types of market entrants increase.  We compete in both lending and attracting deposits with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and non-financial institutions that may offer more favorable alternatives than us.  Many of these competitors have the advantage of long-term presence in the market area, established customer base, name recognition and greater financial resources.  On the other hand, many competitors are local branches of institutions headquartered elsewhere in Wisconsin or out-of-state.  Oshkosh, Wisconsin is not necessarily their primary focus or concern, providing an opportunity for a community bank.

We believe that we are well-positioned as a community bank in our market focused primarily on individuals and small and medium-sized businesses who desire a consistent and professional relationship with a local banker.  At Choice Bank we combine an intriguing, warm and welcoming atmosphere with high touch and high tech customer service in our effort to provide a comfortable banking environment, a fair profit for our shareholders, and a rewarding place for our employees to work.  We focus on the needs of retail banking consumers as well as small and medium sized businesses that want true relationship banking, and the level of service it represents.  We differentiate ourselves from our competitors with timely loan decisions made locally in Oshkosh, flexible terms and customized products delivered in concert with the latest technology.  With the recent trend of consolidation in the banking business, we believe many banking customers in our market area want the opportunity to do business at a “hometown” bank, which has roots in the community.  We expect to continue providing existing and potential customers with the option of banking with a locally-owned and managed bank that focuses on personalized service and local decision-making.

Lending Activities

The Bank’s lending function entails the evaluation and acceptance of credit and interest rate risk.  We manage credit risk by establishing and adhering to underwriting policies and procedures, loan monitoring, and portfolio diversification. In the current economic environment the Bank’s strict underwriting standards remain in place and have become even more conservative due to the economic downturn the country has experienced.  Loans above pre-determined dollar limits require the approval of the Bank’s Officers’ Loan Committee, Board Loan Committee, or Board of Directors.  A qualified board member also completes an independent review of loans on a regular basis.  We monitor our interest rate risk using various modeling techniques, and we manage such risk by making adjustable rate loans and fixed rate loans with limited terms.  Major loan categories are discussed below.

Commercial and Industrial Loans.  We make loans to small and medium-sized businesses in our primary market area for purposes such as purchasing new, or making upgrades to, plant and equipment, inventory acquisition and various working capital purposes.  Factors considered in making commercial loans include the borrower’s cash flow, ability to repay and degree of management expertise.  Commercial loans may be subject to many types of risks that will differ depending on the particular industry a borrower is engaged in.  General risks to an industry, or industry segment, are monitored by senior management on an ongoing basis.  When warranted, individual borrowers who may be subject to risk due to an industry condition may be more closely analyzed and reviewed at a loan committee or board of directors’ level.  On a regular basis, commercial and industrial borrowers are required to provide financial statements for our review.  These statements are analyzed for trends and the loan is assigned a credit grade accordingly.  Based upon this grade, the loan may receive an increased degree of scrutiny by management up to and including the requirement of additional loss reserves.  Commercial loans will usually be secured by collateral, generally business assets that may comprise general intangibles, inventory, equipment or real estate.  These types of collateral are subject to the risks that it will not be readily convertible into a liquid asset, if necessary, as well as risks associated with degree of specialization, mobility and general collectability in a default situation.  To mitigate these kinds of collateral risk, we underwrite commercial loans to very strict standards, including requiring independent valuations of collateral and general acceptability based on our ability to monitor its ongoing value.

Commercial Real Estate Loans.  We make loans to borrowers secured by commercial real estate located in our market area.  Commercial real estate lending entails certain risks not found in traditional residential real estate lending.  Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property.  In underwriting this type of loan, we consider the historical and projected future cash flows from the property.  We make an assessment of the physical condition and general location of the property securing the loan and the effect these factors will have on its future desirability from a tenant standpoint.  We will generally lend up to a maximum 80% loan-to-value ratio and require a minimum debt service coverage ratio of 1.2 or other compensating factors.  Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy.  Also, commercial real estate loans typically involve relatively large loan balances to a single borrower.  To mitigate these risks, we monitor our loan concentration to make sure that they conform to Bank policy levels.  Commercial real estate loans generally have a shorter maturity than other loan types, giving us the opportunity to re-price, restructure or decline to renew the loan, as appropriate.  As with other loans, all commercial real estate loans are graded depending upon strength of credit and performance.  A lower grade will result in increased scrutiny by management and the board of directors.

Construction and Development Loans.  We make residential construction and development loans to customers in our market area for both speculative projects and for projects being built with end buyers already secured.  This type of loan is subject primarily to market and general economic risk caused by inventory buildup in periods of economic prosperity.  During times of economic stress, this type of loan has typically had a greater degree of risk than other loan types.  To mitigate that risk, management reviews our entire construction and development portfolio on a monthly basis.  The percentage of our portfolio being built on a speculative basis is tracked very closely.  On a quarterly basis, our portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas.  Our Loan Policy also provides for limits on speculative lending on a borrower-by borrower and project-by-project basis.

Residential real estate.  Our residential real estate loans consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences.  All of our long-term fixed rate mortgages are underwritten for potential resale to the secondary market.  We offer primarily adjustable rate mortgages.  A majority of our fixed rate loans are sold in the secondary mortgage market.  All loans are made in accordance with our appraisal policy, with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower “provides” or “obtains” private mortgage insurance.  We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Consumer Loans.  We offer various types of consumer loans to retail customers in the communities we serve.  These include vehicle financing, loans secured by deposits, overdraft protection lines, and secured and unsecured personal loans.  Consumer loans are generally more risky than traditional residential real estate loans, but less risky than commercial loans.  Risk of default is usually determined by the well being of the local economies.  During times of economic stress, there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt.  We manage our risk on consumer loans by imposing limits on the debt levels that consumer borrowers may carry and on loan terms and amounts, depending upon collateral type.

Loans secured by deposits carry little or no risk, but the other categories of consumer loans all carry varying degrees of risk:

•

Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default.  We require our customers to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed.

•

Vehicle financing presents additional risks compared to real estate lending because the collateral is declining in value over the life of the loan and is mobile.  We attempt to manage the risks inherent in vehicle financing by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never “upside down.”  Collateral is protected by requiring the customer to carry insurance that lists the Bank as loss payee.

•

Secured personal loans are generally smaller and made to borrowers with somewhat limited financial resources and credit histories.  These loans are secured by a variety of collateral with varying degrees of marketability in the event of default.  We manage risks on these types of loans primarily at the underwriting level, with strict adherence to debt to income ratio limitations and conservative collateral valuations.

•

Overdraft protection lines and other unsecured personal loans carry the greatest degree of risk in our consumer lending portfolio.  Without collateral, we are completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream.

Loan Participations.  We sell loan participations in the ordinary course of business when a loan we originate exceeds our legal lending limit as defined by state banking laws.  These loan participations have been generally sold to other financial institutions without recourse.

From time to time in the ordinary course of business we also purchase loan participations without recourse from other banks.  Purchased loan participations are underwritten in accordance with our Loan Policy.  Although the originating financial institution provides much of the initial underwriting documentation, we are responsible for the appropriate underwriting, approval and the ongoing evaluation of the loan.  One risk associated with purchasing loan participations is that we often rely on information provided to us by the selling bank regarding collateral value and the borrower’s capacity to pay.  To the extent this information is not accurate, we may experience a loss on these participations.  Otherwise, we believe that the risk related to purchased loan participations is consistent with similar loans in the portfolio.  If a purchased loan participation defaults, we would have no direct recourse against the selling bank but will take other commercially reasonable steps to minimize our loss.

The Bank’s gross loans were $140.2 million at December 31, 2010 compared to $105.2 million one year earlier.  Net loans equaled 83.8% of total assets as of December 31, 2010, a slight decline from the 85.3% reported for the previous year.

The breakdown of our loan portfolio, including loans held for sale, is shown below:

Type of Loans	December 31, 2010%		December 31, 2009%

Commercial	$26,428,301	18.8%	$21,502,232	20.4%
Real estate:
Commercial	62,208,710	44.4%	42,510,972	40.4%
Residential	32,477,382	23.2%	28,520,256	27.1%
Construction & Development	11,514,963	8.2%	5,965,779	5.7%
Second Mortgages	1,903,147	1.3%	2,111,250	2.0%
Equity lines of credit	5,059,613	3.6%	3,800,744	3.6%
Consumer	641,195	0.5%	807,738	0.8%
Subtotals	140,233,311	100.0%	105,218,971	100.0%

Less: Allowance for loan losses	(3,045,732)		(2,122,837)
Loans, net	$137,187,579		$103,096,134

Net loans increased $34.1 million, or 33.1%, during 2010.  The Bank took advantage of a special loan growth opportunity in 2010 with the addition of another seasoned commercial lending officer with established ties to the Oshkosh community.  This addition had an immediate impact enabling the Bank to increase commercial loans and commercial real estate loans by $4.9 million and $19.7 million respectively.  The growth in commercial real estate loans in 2010 increased the percentage of loans held in this loan concentration category to 44.4% compared to 40.4% in 2009.

As of December 31, 2010, loan concentrations included approximately 44% to finance commercial real estate, 23% to finance residential property, and 19% to finance commercial loans.  There were no other loan concentration categories that exceeded 10% as of December 31, 2010.

The following table provides the breakdown between fixed and variable rate loans as of December 31, 2010.  Variable rate loans that include floor interest rates restrictions and that are currently at their respective floor interest rates are reported as fixed interest rate loans.

Types of Loans	Fixed Rates	Variable (Floating or Adjustable) Rate	Total
Commercial	$17,698,017	$8,730,284	$26,428,301
Real Estate
Commercial	57,367,980	4,840,730	62,208,710
Residential	32,001,041	476,341	32,477,382
Construction	7,745,055	3,769,908	11,514,963
Second Mortgages	1,682,015	221,132	1,903,147
Equity Lines of Credit	14,800	5,044,813	5,059,613
Consumer	641,195	-	641,195
Subtotals	$117,150,103	$23,083,208	$140,233,311

	Loans Maturing
	Within 1 Year	After 1 Year	Total

Loans with:
Fixed interest rates	$28,519,843	$88,630,260	$117,150,103
Variable interest rates	20,836,950	2,246,258	23,083,208
	$49,356,793	$90,876,518	$140,233,311

The table below shows maturities of loans by type:

Maturities	One Year or less	Over one year to three years	Over three years to five years	Over five years to fifteen years	Over fifteen years	Total

Types of Loans
Commercial	$12,895,092	$5,651,262	$7,004,282	$877,665	$-	$26,428,301
Real Estate:
Commercial	16,472,863	26,170,711	13,142,399	4,957,673	1,465,064	62,208,710
Residential	4,672,031	16,587,044	10,448,502	575,843	193,962	32,477,382
Constructions	9,616,834	1,571,925	326,204	-	-	11,514,963
Second Mortgages	497,292	502,383	622,241	281,231	-	1,903,147
Equity Lines of Credit	5,044,813	-	-	14,800	-	5,059,613
Consumer	157,868	165,548	285,997	31,782	-	641,195
Subtotals	$49,356,793	$50,648,873	$31,829,625	$6,738,994	$1,659,026	$140,233,311

The Bank makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for loan and lease losses (“Allowance”) based on a number of factors.  The Allowance is established by management and is maintained at a level considered adequate by management to absorb loan losses that are probable and inherent in the Bank’s loan portfolio.  The provision for loan and lease losses (the “Provision”) represents the amount periodically added to the Allowance and charged to earnings in the relevant period.

Activity in the Allowance is detailed below.  The charge-offs shown in 2010 relate primarily to three loans.  The Bank incurred Provision expense of $2.6 million, shown below to replenish the Allowance.

(In thousands)	Twelve months Ended December 31, 2010	Twelve months Ended December 31, 2009
Balance at beginning	$2,123	$1,318
Provision for loan losses	2,590	5,501
Charge-offs	(1,794)	(4,698)
Recoveries	127	2

Ending balance	$3,046	$2,123

The breakdown of the Allowance as of December 31, 2010 and 2009 is shown in the table below:

(In thousands)	2010	2009

Types of Loans
Commercial	$1,130	$754
Real Estate:
Commercial	1,520	389
Residential	171	150
Construction	121	60
Second Mortgages	38	16
Equity Lines of Credit	54	752
Consumer	12	2
Total	$3,046	$2,123

At December 31, 2010, the Bank had three loans totaling $260,396 classified as non-accrual.  Two of the loans totaling $225,448 are secured by real estate.  While the third $34,948 loan is secured by inventory and equipment.  Management has factored these loans into the allowance at December 31, 2010.

For 2010, no interest payments were received on loans classified as non-accrual.  The amount of interest that would have been recorded as interest income had the non-accrual loans been current during the year is approximately $40,300.

In accordance with Loan Policy, all loans of $25,000 and more are assigned a risk rating at the time of closing.  The scale runs from “1” (minimal risk) to “10” (loss).  Loans are re-evaluated on a regular basis, with adjustments in the risk rating when necessary.

Our Loan Policy also dictates that Loans 90 days or more delinquent and credits with risk ratings of  8, 9 or 10 that are 60 days or more delinquent be placed on non-accrual status unless the principal and interest is either secured by readily marketable securities or guaranteed by a U.S. Government agency.  Restoration to accrual status is allowed only if principal and interest are current to terms and reasonable certainty exists as to the obligor’s repayment capacity and with the approval of the Board of Directors Loan Committee.

Investment Activities

The Bank’s Investment Policy includes strict standards regarding permissible investments, credit quality, maturity intervals and duration, and investment concentrations.  The Asset/Liability Committee (ALCO) is responsible for making investment decisions in accordance with policies approved by the Board of Directors.  All transactions must be made through brokers on a list approved by the Board of Directors as an addendum to the Investment Policy.  As of December 31, 2010, the investment portfolio included U.S. government agency debt, mortgage pass-through securities, corporate securities, and taxable municipal bonds.

The estimated fair market value of the investment portfolio as of December 31, 2010 was $11,762,431, including a pre-tax unrealized gain of $309,771.  As of December 31, 2009, estimated fair market value was $5,521,099 including pre-tax unrealized gain of $336,069.

The Bank’s investment strategies are aimed at maximizing income, preserving principal, managing interest rate risk, and avoiding credit risk.  Although the Bank has no immediate plans to sell any of the securities in its portfolio, all investments are classified as “available for sale.” This classification allows management the flexibility to sell securities in the future to adjust the portfolio as conditions change.

The table below shows the amortized cost and estimated fair market value of components of the Bank’s available for sale investment portfolio.

	December 31, 2010		December 31, 2009
	Amortized Cost	Estimate Fair Value	Amortized Cost	Estimated Fair Value

US Agency Securities	$1,100,211	$1,125,928	$596,702	$640,313
Municipal Securities	4,570,615	4,772,394	3,069,587	3,263,977
Mortgaged Backed Securities	2,681,834	2,764,109	1,518,741	1,616,809
Corporate Bonds	3,100,000	3,100,000	0	0

Total Securities Available for Sale	$11,452,660	$11,762,431	$5,185,030	$5,521,099

The following table sets forth information regarding the scheduled maturities for the Bank’s investment securities as of December 31, 2010, by contractual maturity.  The maturities of the mortgage-backed securities are the stated maturity date of each security.  The table does not take into consideration the effects of scheduled payments or possible payoffs.

	Within 1 Year		After 1 Year Within 5 Years		After 5 Years Within 10 Years		After 10 Years
(In thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

At December 31, 2010:
US Agency Securities	$624	5.08%	$0	0.00%	$502	1.00%	$0	0.00%
Municipal Securities	0	0.00%	4,242	4.22%	530	5.20%	0	0.00%
Mortgaged Backed Securities	1,474	3.89%	1,290	4.84%	0	0.00%	0	0.00%
Corporate Securities	3,100	2.01%	0	0.00%	0	0.00%	0	0.00%
Total	$5,198	2.91%	$5,532	4.36%	$1,032	3.16%	$0	0.00%

	Totals
(In thousands)	Amount	Yield
At December 31, 2010:
US Agency Securities	$1,126	3.26%
Municipal Securities	4,772	4.33%
Mortgaged Backed Securities	2,764	4.33%
Corporate Securities	3,100	2.01%
Total	$11,762	3.62%

Sources of Funds

The Bank uses deposits as the major external source of funding to finance lending and investment activities.  In addition, the Bank derives funds from the repayment of loans, maturities of investment securities and certificates of deposit held at other banks.  Scheduled loan principal and interest payments and investment maturities are a relatively stable source of funds while deposit flows and loan prepayments are significantly influenced by market interest rates, economic conditions, and competition.

We offer a full line of deposit products, including checking accounts, money market accounts, savings accounts, and certificates of deposit.  We also offer Individual Retirement Accounts (“IRA”) and Health Savings Accounts (“HSA”).  We offer account access on-line via our web site, www.choicebank.com.  On-line bill payment service is also available.  Virtually all account holders reside in our primary service area.

The Bank has also utilized funding from the wholesale brokered deposit market and participates in the CDARS program offered by the Promontory Interfinancial Network.  These funding sources provide access to deposits often at lower interest rates than we must pay in our local competitive market area.  Brokered deposits totaled $25.5 million, (16.9% of total deposits) at December 31, 2010 compared to $15.7 million (15.2% of total deposits) at the end of 2009.  Our policy allows brokered deposits to be a maximum of 30 percent of total deposits.

The Bank has a $9.8 million federal funds line of credit from its correspondent, Bankers Bank of Madison, Wisconsin.  The line is secured by the Bank’s investment portfolio.  The federal funds line has been used at times during the course of 2010 to fund loans and to provide liquidity.  The maximum outstanding at any one time was $1.8 million.  At December 31, 2010, there was no outstanding balance on our line of credit.

The Bank’s deposit classifications as of December 31, 2010 and 2009 were as follows:

	December 31, 2010		December 31, 2009
Deposits	Dollars	%	Dollars	%

Non interest-bearing demand deposits	$6,730,342	4.46%	$5,057,864	4.91%
Interest-bearing demand deposits	3,109,973	2.06%	2,275,636	2.21%
Savings deposits	3,257,156	2.16%	4,053,869	3.93%
Money market deposits	53,571,610	35.52%	32,448,524	31.49%
Certificates of deposit less than $100,00	36,762,000	24.38%	29,670,671	28.79%
Certificates of deposit $100,000 and greater	47,387,815	31.42%	29,546,667	28.67%
	$150,818,896	100.00%	$103,053,231	100.00%

Selected maturities of certificates of deposit at December 31, 2010 were as follows:

	Certificates of Deposit $100,000 and Greater	Certificates of Deposit Less than $100,000	Total
Due three months or less	$15,600,509	$6,037,393	$21,637,902
Due more than three months to six months	4,268,706	8,992,328	13,261,034
More than six months to one year	5,369,997	7,219,298	12,589,295
Over one year	22,148,603	14,512,981	36,661,584
	$47,387,815	$36,762,000	$84,149,815

The weighted average interest rate paid on certificates of deposit for 2010 was 2.38%, compared to 3.22% paid during 2009.  Our overall cost of funds averaged 2.02% for 2010 which was a decline of 78 basis points from the 2.80% cost of funds paid in 2009.  The significant drop in rates reflected the lower rate environment for 2010 relative to the prior year.  Our cost of funds was also favorably impacted by core deposit growth combined with the $14.2 million growth in brokered term deposits at interest rates below local market costs during 2010.

Supervision and Regulation

As a Wisconsin-chartered bank and federally insured depository institution, we are subject to state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of our operations.  These laws and regulations are generally intended to protect depositors, not shareholders.

To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.  Any change in applicable laws or regulations may have a material effect on our business and prospects.  Our operations may be affected by legislative changes and policies of various regulatory authorities.  We are unable to predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies or new federal or state legislation may have in the future.

General

We operate as a Wisconsin-chartered commercial bank subject to examination by the Wisconsin Department of Financial Institutions – Division of Banking (“DFI”).  Deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor through December 31, 2013 per legislation enacted in 2008, subject to aggregation rules, and $250,000 for self-directed retirement accounts.  The Bank elected to participate in the FDIC’s Transaction Account Guarantee Program whereby, through December 31, 2012, all noninterest bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

We are under the supervision of, and subject to regulation and examination by, the DFI and the FDIC.  We are subject to various statutes and regulations administered by these agencies that govern, among other things, the following:

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required reserves;

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investments;

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loans and lending limits;

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mergers and consolidations;

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establishment of branch offices; and

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the payment of dividends.

As our primary federal regulator, the FDIC has the authority to impose penalties, initiate civil and administrative actions and take other steps to prevent us from engaging in unsafe and unsound practices.

Payment of Dividends

Statutory and regulatory limitations apply to our ability to pay dividends to our shareholders.  The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice.  Further, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized.  Further, in connection with our implementation of certain strategic initiatives (see "Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Strategic Plans and Initiatives") our banking regulators have advised us that, for the foreseeable future, we should not declare or pay dividends without their consent.  We do not expect to consider paying dividends unless and until such time as the Bank becomes profitable.  See Item 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES - Dividends and Dividend Policy."

Capital Regulations

The federal bank regulatory authorities have adopted risk-based capital guidelines for banks that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and to account for off-balance sheet items.  The guidelines are minimums, and the federal regulators have noted that banks contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain such ratios in excess of the minimums.

The current guidelines require all federal-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be tier 1 capital.  Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan losses.

Tier 2 capital includes the excess of any preferred stock not included in tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock and general reserves for loan losses up to 1.25% of risk-weighted assets.

Under these guidelines, banks’ assets are given risk-weights of 0%, 20%, 50% or 100%.  In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply.  These computations result in the total risk-weighted assets.  Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating.  Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines.  The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank may leverage its equity capital base.  The minimum required leverage ratio for top-rated institutions is 4%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.  The Bank’s leverage ratio was 7.22% as of December 31, 2010, providing it with a leverage ratio cushion of 322 basis points.  However, in connection with the Bank's strategic initiatives, the Bank will be required to increase its leverage ratio to 8% of total assets within approximately two months and to 9% within approximately five months. See "Item 7. "MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Strategic Plans and Initiatives."

Prompt Corrective Action.

Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“‘FDICIA”), the federal banking regulators (in this case, the FDIC) are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements.  All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements.

Federal banking regulators have adopted regulations implementing the prompt corrective action provisions of FDICIA.  Under these regulations, the federal banking regulators will generally measure a depository institution’s capital adequacy on the basis of the institution’s total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets).

Under the regulations, an institution that is not subject to an order or written directive by its primary federal regulator to meet or maintain a specific capital level will be deemed “well capitalized” if it has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater.  An “adequately capitalized” depository institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a tier 1 risk-based capital ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the depository institution has a composite 1 CAMEL rating).  An “undercapitalized institution” is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has a composite 1 CAMEL rating).  A “significantly undercapitalized” institution is defined as a depository institution that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%.  A “critically undercapitalized” institution is defined as a depository institution that has a ratio of “tangible equity” to total assets of less than 2.0%.  Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights.

An institution that fails to meet the minimum level for any relevant capital measure may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days, (iii) subject to asset growth limits; and/or (iv) required to obtain prior regulatory approval of acquisitions, branching and new lines of businesses.  A significantly undercapitalized institution may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities and possible replacement of directors and officers.  The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior regulatory approval and the institution is prohibited from making payments of principal or interest on its subordinated debt.  A critically undercapitalized institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund.

Deposit Insurance Premiums

As an FDIC-insured institution, the Bank is required to pay deposit insurance premiums based on the risk it poses to the FDIC Deposit Insurance Fund (the “DIF”). In 2008, the FDIC had the authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the insurance funds and to impose special additional assessments. The FDIC had adopted a premium rate schedule, which provided for an assessment range in 2008 of 0.05% to 0.43% of domestic deposits, depending on the risk category to which the Bank was assigned based on capital levels, supervisory ratings and other risk measures. For the first quarter of 2009 these ranges were increased by 0.07%.

Under regulations that became effective on April 1, 2009, the assessment system was revised to take into consideration not only each institution's risk category as determined by capital levels, supervisory ratings and other risk measures, but also the institution's unsecured debt, secured liabilities and brokered deposits. In the second quarter of 2009, there was a 70.5 basis point spread between the highest and lowest possible assessment rates. Banks classified by the FDIC in Risk Category I are subject to an assessment ranging from 12-16 basis points, but that range can be adjusted from 7 to 24 basis points under the revised system. Banks classified by the FDIC in Risk Category IV are subject to an assessment of 45 basis points, with possible adjustments ranging from 40-77.5 basis points under the revised system. Risk assessment rates are determined on the last day of each quarter.

In May 2009, the FDIC also voted to levy a .05% special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. The special assessment was collected on September 30, 2009 and was capped at .10% of an institution's domestic deposits. Additional .05% special assessments on each institution's total assets minus Tier 1 capital may also be assessed by the FDIC if the agency believes that the Deposit Insurance Fund is estimated to fall to a level that would adversely affect public confidence.

On November 12, 2009, the FDIC issued new assessment regulations that required FDIC-insured institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  While the Bank made the full prepayment of $613,924 in 2009, the quarterly amounts will not be reflected as a charge against earnings until the periods to which they apply.

Community Reinvestment Act and Fair Lending

The Bank is subject to the provisions of the Community Reinvestment Act (the “CRA”). The CRA generally requires federal banking agencies to evaluate whether financial institutions are meeting the credit needs of their local communities, including low- and moderate-income neighborhoods and to rate such institutions and publicly disclose such ratings. State and federal agencies also examine financial institutions compliance with fair lending laws. A bank may be subject to substantial penalties and corrective measures for violating certain fair lending laws. Federal banking agencies are also authorized to take compliance with such laws and a bank’s CRA rating into consideration when regulating and supervising other activities of a bank holding company and the Bank, including expansionary activities. As of the date of its most recent examination, the Bank has a CRA rating of satisfactory.

Compliance with Consumer Protection Laws

The Bank is subject to many federal consumer protection statutes and regulations including the Truth in Lending Act, Truth in Savings Act, Equal Credit Opportunity Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act of 2003, Fair Housing Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act. Among other things, these acts:

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require the Bank to disclose credit terms in meaningful and consistent ways;

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prohibit discrimination against an applicant in any consumer or business credit transaction;

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prohibit discrimination in housing-related lending activities;

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regulate the manner in which the Bank must deal with customers and certain information about customers;

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require the Bank to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

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require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

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prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

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prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

Privacy and Security

The Gramm-Leach-Bliley Act (“GLBA”) also establishes a minimum federal standard of financial privacy by, among other provisions, requiring the Bank to adopt and disclose privacy policies with respect to consumer information and setting forth certain rules with respect to the disclosure to third parties of consumer information.  The Bank has adopted and disseminated its privacy policies pursuant to the GLBA.  Regulations adopted under the GLBA set standards for protecting the security, confidentiality and integrity of customer information, and require notice to regulators, and in some cases, to customers, in the event of security breaches.  A number of states have adopted their own statutes requiring notification of security breaches.  In addition, the GLBA requires the disclosure of agreements reached with community groups that relate to the CRA, and contains various other provisions designed to improve the delivery of financial services to consumers while maintaining an appropriate level of safety in the financial services industry.

USA PATRIOT Act

The terrorist attacks in September 2001 impacted the financial services industry and led to federal legislation that attempts to address certain related issues involving financial institutions.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), enacted in October 2001, among other things requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country.

State Bank Activities

Under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type or amount, either of which is not permitted for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as a principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member.

Eligible state banks are authorized to engage through “financial subsidiaries,” in certain activities that are permissible for financial holding companies and certain activities that the Secretary of the Treasury, in consultation with the Federal Reserve, determines to be financial in nature or incidental to any such financial activity.

Change of Control

Federal law restricts the amount of voting stock of a bank or a bank holding company that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation.  Consequently, the Bank’s shareholders may be less likely to benefit from the rapid increase in stock prices that might result from tender offers or similar efforts to acquire control of other companies.

Recent Legislative and Regulatory Developments

In response to global credit and liquidity issues involving a number of financial institutions, the United States government, particularly the Treasury Department and the FDIC, have taken a variety of extraordinary measures designed to restore confidence in the financial markets and to strengthen financial institutions, including capital injections, guarantees of bank liabilities and the acquisition of illiquid assets from Bank.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”) enacted by the U.S. Congress.  Pursuant to the EESA, the Treasury Department was granted the authority to take a range of actions for the purpose of stabilizing and providing liquidity to the U.S. financial markets and has proposed several programs, including the purchase by the Treasury Department of certain troubled assets from financial institutions (the “Troubled Asset Relief Program” or “TARP”) and the direct purchase by the Treasury Department of equity of healthy financial institutions (the “Capital Purchase Program” or “CPP”).

Among other programs and actions taken by the Bank regulatory agencies, the FDIC implemented the Temporary Liquidity Guarantee Program (“TLGP”) to strengthen confidence and encourage liquidity in the Banking system. Included in the TLGP is the Transaction Account Guarantee Program (“TAGP”). The TAGP offers full guarantee for noninterest-bearing transaction accounts held at FDIC-insured depository institutions. The unlimited deposit coverage was voluntary for eligible institutions and was in addition to the $250,000 FDIC deposit insurance per account that was included as part of the EESA. The TAGP coverage became effective on October 14, 2008 and was scheduled to terminate on December 31, 2009, however the FDIC extended the program until December 31, 2012 unless a participating institution opted out of such extension. Institutions remaining in the program are subject to increased assessment rate of between 15 basis points and 25 basis points depending on the institution’s composite regulatory rating. The Bank did not opt out of the TLGP extension period and therefore is subject to such applicable increased assessment rates and will continue to offer transaction accounts with an unlimited FDIC insurance guaranty through December 31, 2012.

Under the Dodd-Frank Act, discussed below, this unlimited coverage was extended for non-interest bearing transaction accounts and IOLTA accounts for all federally-insured financial institutions through January 1, 2014

The Dodd-Frank Act

On July 21, 2010, President Obama signed the Dodd-Frank Act into law, which resulted in sweeping changes in the regulation of financial institutions aimed at strengthening safety and soundness for the financial services sector. A summary of certain provisions of the Dodd-Frank Act is set forth below:

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Increased Capital Standards and Enhanced Supervision. The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. These new standards will be no lower than current regulatory capital and leverage standards applicable to insured depository institutions and may, in fact, be higher when established by the agencies. The Dodd-Frank Act also increases regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency.

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Federal Deposit Insurance. The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits and provides unlimited federal deposit insurance on non-interest bearing transaction accounts at all insured depository institutions until December 31, 2012. The Dodd-Frank Act also changes the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible equity, eliminates the ceiling on the size of the DIF and increases the floor of the size of the DIF.

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The Consumer Financial Protection Bureau (“Bureau”). The Dodd-Frank Act centralizes responsibility for consumer financial protection by creating a new agency, the Bureau, responsible for implementing, examining and, for large financial institutions, enforcing compliance with federal consumer financial laws. Because the Bank has under $10 billion in total assets, however, the OCC will still continue to examine it at the federal level for compliance with such laws.

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Interest on Demand Deposit Accounts. The Dodd-Frank Act repeals the prohibition on the payment of interest on demand deposit accounts effective one year after the date of enactment, thereby permitting depository institutions to pay interest on business checking and other accounts.

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Mortgage Reform. The Dodd-Frank Act provides for mortgage reform addressing a customer’s ability to repay, restricts variable-rate lending by requiring the ability to repay to be determined for variable rate loans by using the maximum rate that will apply during the first five years of a variable-rate loan term, and makes more loans subject to requirement for higher-cost loans, new disclosures and certain other restrictions.

We expect that many of the requirements called for in the Dodd-Frank Act will be implemented over time, and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implement by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on financial institutions’ operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose more stringent capital, liquidity and leverage ratio requirements on us or otherwise adversely affect our business. These changes may also require us to devote significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Future Legislation

Various legislation is from time to time introduced in Congress and state legislatures with respect to the regulation of financial institutions. Such legislation may change the banking statutes and the operating environment of the Bank in substantial and unpredictable ways. We cannot determine the ultimate effect that potential legislation, or implementing regulations, if enacted, would have upon the financial condition or results of operations of the Company or the Bank.

THE LAWS AND REGULATIONS DISCUSSED ABOVE, AS WELL AS THOSE NOT DISCUSSED HEREIN, ADD SIGNIFICANTLY TO THE COST OF THE BANK’S OPERATIONS AND THUS HAVE A NEGATIVE AND INDETERMINATE IMPACT ON ITS PROFITABILITY.  THERE HAS ALSO BEEN AN EXPANSION IN RECENT YEARS OF THE NUMBER OF FINANCIAL SERVICES PROVIDERS THAT ARE NOT SUBJECT TO SOME OR ALL OF THE SAME RULES AND REGULATIONS AS THE BANK IS.  THOSE INSTITUTIONS, BECAUSE THEY ARE NOT AS HIGHLY REGULATED AS THE BANK, HAVE A COMPETITIVE ADVANTAGE OVER THE BANK AND MAY CONTINUE TO DRAW FUNDS AWAY FROM TRADITIONAL BANKING INSTITUTIONS.

Item 1A.  Risk Factors

AN INVESTMENT IN THE BANK INVOLVES SIGNIFICANT RISKS. SPECIFICALLY, THERE ARE RISKS AND UNCERTAINTIES THAT COULD CAUSE THE FUTURE OPERATING RESULTS AND FINANCIAL CONDITION OF THE BANK TO BE LESS FAVORABLE THAN MANAGEMENT EXPECTS. THIS SECTION SUMMARIZES SOME OF THESE POTENTIAL RISKS.  THE ORDER IN WHICH THE RISK FACTORS ARE DISCUSSED IN THIS SECTION IS NOT INTENDED TO INDICATE THEIR RELATIVE IMPORTANCE.

Our management may not accurately assess our risks.

Our ability to be successful is based in large part on the accuracy of management’s assumptions inherent in our business, marketing and growth strategies, as well as management’s ability to identify and implement strategies to address the risks identified in such strategies.  There are the risks that management’s assumptions may prove to be incorrect, that management has not fully identified all of the material risks associated with our business, and that management has not fully estimated the potential for these risks to materialize or the effectiveness of its strategies to address these risks.

We are subject to credit risk.

We are exposed to the risk that third parties that owe us money, securities, or other assets will not repay their obligations.  Credit risk arises anytime we commit, invest or otherwise extend funds through contractual agreements, whether reflected on or off our balance sheet.  These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons.

Our credit risk is concentrated in our loan portfolio.  Credit risk is affected by a variety of factors including creditworthiness of the borrower, the sufficiency of underlying collateral, the enforceability of third-party guarantees, changing economic and industry conditions and concentrations of credit by loan type, terms or geographic area, changes in the financial condition of the borrower or other party, and by credit and underwriting policies.

The Allowance represents management's best estimate of probable losses inherent in our loan portfolio.  See the discussion in Item 7 of this Report, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Allowance for Loan and Lease Losses.”  Management attempts to minimize credit exposure by carefully monitoring the concentration of loans within specific industries and through prudent loan underwriting and approval procedures, including a determination of the creditworthiness of borrowers and the value of the assets serving as collateral for repayment of certain loans.  However, there can be no assurance that such monitoring and procedures will reduce our lending risks.

We are subject to credit concentration risk.

Concentrations of credit risk occur when the aggregate amount owed by one borrower, a group of related borrowers, or borrowers within the same or related industries or groups, represent a relatively large percentage of the total capital or total credit extended by a bank.  Although each loan in a concentration may be of sound quality, concentration risks represent a risk not present when the same loan amounts are extended to borrowers that are not a part of a concentration.  Loans concentrated in one borrower depend, to a large degree, upon the financial capability and character of the individual borrower.  Loans made to a group of related borrowers can be susceptible to financial problems experienced by one or a few members of that group.  Loans made to borrowers that are part of the same or related industries or groups can be all adversely impacted with respect to their ability to repay some or all their obligations when adverse conditions prevail in the broader economy or within the respective industries or groups.  At December 31, 2010 we had certain concentrations of credit risk, which are described in more detail in the discussion in Item 7 of this Report, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Lending Activities.”

We are subject to risks associated with making real estate mortgage and construction loans.

We originate fixed and adjustable interest rate loans, with terms of up to 30 years. At December 31, 2010, loans secured by real estate represented 81 percent of our total loan portfolio. Although the majority of the residential mortgage loans that we originate are fixed-rate loans that we sell in the secondary market, adjustable rate mortgage (“ARM”) loans increase the responsiveness of our loan portfolio to changes in market interest rates. However, because ARM loans are more responsive to changes in market interest rates than fixed-rate loans, ARM loans also increase the possibility of delinquencies in periods of high interest rates.

We also originate loans secured by mortgages on commercial real estate and multi-family residential real estate.  Because these loans are usually larger than one-to-four family residential mortgage loans, they generally involve greater risks than one-to-four family residential mortgage loans. In addition, because our customers’ ability to repay these loans is often dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties.  Moreover, the commercial real estate business is particularly subject to downturns, overbuilding and adverse changes in local economic conditions.

We also make construction loans for residences and commercial buildings. While these loans enable us to increase the interest rate sensitivity of our loan portfolio and receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to higher risk perceived to be associated with construction lending.  These include risks associated generally with loans on the type of property securing the loan. Moreover, commercial construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower’s or guarantor’s ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment more severely for commercial loans than for loans secured by one-to-four family residential properties.

We face the risk that the loss or absence of sufficient liquidity could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to a bank’s business.  An inability to raise funds through traditional deposits, brokered deposit renewals or rollover, secured or unsecured borrowings, the sale of securities or loans and other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or under terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of the downturn in the markets in which our loans are concentrated or adverse regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to our Bank, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Our allowance for loan losses may be inadequate.

Our management makes various assumptions and judgments about the collectability of our loan portfolio and provides an allowance for potential losses based on a number of factors.  Our allowance for potential loan losses is established and maintained at a level considered adequate by management to absorb loan losses that are inherent in our loan portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates.  Although management believes that the allowance for potential loan losses as of the date hereof is adequate to absorb losses that may develop in its existing portfolio of loans, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for potential loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

We are subject to limits on the amount of money we can lend.

The aggregate amount that we may loan to any one customer is limited by state law to 20% of our capital (the limit as of December 31, 2010 is approximately $2.5 million). As a result of this lending limit, the size of the loans that we are able to offer to potential customers is less than the size of loans that most of our competitors, who are larger than us, are able to offer. This limit may affect our ability to seek relationships with larger businesses in our market area. Through our management’s previous experience and relationships with a number of other financial institutions in the region, we have and expect to continue to accommodate loan volumes in excess of our lending limit through the sales of participations in such loans to other banks.  However, there can be no assurance that we will be successful in attracting or retaining customers seeking larger loans or that we will be able to sell participations in such loans on terms favorable to us or at all.

We depend on the accuracy and completeness of information about customers and counterparties.

In evaluating and deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided by customers and counterparties, including financial statements and other financial information.  We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to business entities, we may assume that the customer’s audited financial statements conform to generally accepted accounting principles (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We may also rely on the audit report covering those financial statements. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or that are materially misleading.

We are especially dependent on our local economy.

We operate as a community-oriented retail and business bank, with a focus on servicing both individual and business customers in our market area.  Our future growth opportunities will depend largely on market area penetration, market area growth and our ability to compete for traditional banking business within our market area.  We anticipate that as a result of this concentration, a downturn in the local economy could increase the risk of loss associated with our loan portfolio.

We are subject to interest rate risk.

Our primary source of income is net interest income, which is the difference between the interest income earned on interest-earnings assets (consisting primarily of loans and securities) and the interest expense paid on interest-bearing liabilities (consisting primarily of deposits and other borrowings).  The level of net interest income is a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities.  These factors are influenced by our ability to attract loans and core deposits and the pricing and mix of these and other interest-earnings assets and interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, monetary policy, and market interest rates.

The level of net interest income is influenced by movements in such rates of interest, and the pace at which such movements occur.  If the interest rates on interest-bearing liabilities increase at a faster pace than the interest rates on interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in earnings.  Our net interest income and earnings would be similarly impacted if the interest rates on interest-earning assets decline more quickly than the interest rates on interest-bearing liabilities.  In addition, such changes in interest rates could have an effect on the ability to originate loans and attract and retain deposits; the fair value of financial assets and liabilities; and the average life of loan and securities portfolios.

We face substantial competition in all areas of our operations.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are significantly larger than us and have more financial, managerial and human resources.  Such competitors primarily include national and super-regional banks as well as smaller community banks within the markets in which we operate.  However, we also face competition from many other types of financial institutions, including savings associations, credit unions, mortgage banking companies, finance companies, mutual funds, insurance companies, investment management firms, investment banking firms, broker-dealers, and other local, regional, and national financial services firms.  The financial services industry could become even more competitive as a result of economic, legislative, regulatory, and technological changes and continued consolidation.  Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks.  Our ability to compete successfully depends on a number of factors, including, among other things:

•

our ability to develop and execute strategic plans and initiatives;

•

our ability to develop, maintain and build upon long-term customer relationships based on quality service, high ethical standards, and safe, sound assets;

•

our ability to expand our market position;

•

the scope, relevance, and pricing of products and services offered to meet customer needs and demands;

•

the rate at which we introduce new products and services relative to our competitors; and

•

industry and general economic trends.

Our failure to perform in any of these areas could significantly weaken our competitive position, adversely affect our growth and profitability, and have a material adverse effect on our financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions, which could result in a loss of income.

Technology and other changes are allowing consumers to complete financial transactions electronically that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income as well as the loss of customer deposits and income generated from those deposits.

General economic conditions can significantly affect our business and financial condition.

The national and global economic downturn has resulted in unprecedented levels of financial market volatility which has depressed overall the market value of financial institutions, limited access to capital, and has had a material adverse effect on the financial condition or results of operations of banking companies in general.  The possible duration and severity of the adverse economic cycle is unknown and may exacerbate our exposure to credit risk.

Like other financial institutions, we have been particularly exposed to downturns in the U.S. housing and commercial real estate markets.  Approximately 80 percent of our loan portfolio consists of loans collateralized with mortgages on residential or commercial real estate (see the discussion in Item 7 of this Report, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Lending Activities.”). Dramatic declines in the housing market over the past two years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions.  Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions.  This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.  The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations.  We cannot predict whether the difficult conditions in the financial markets will improve in the near future or, if they do, the extent to which they will improve or how long it will take.  A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.  In particular, we may face the following risks in connection with these events:

•

Increased regulation of the financial institutions industry would likely increase our cost of doing business and limit our ability to pursue business opportunities.

•

Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we have historically used or develop in the future to select,

manage and underwrite its customers become less predictive of future behaviors.

•

The process we use to estimate losses inherent in our credit portfolio requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of its borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the process.

•

Competition in the banking industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

•

We have been and may, in the future, be required to pay significantly higher deposit insurance premiums because market developments have significantly depleted the Deposit Insurance Fund and reduced the ratio of reserves to insured deposits.

•

Our liquidity could be negatively impacted by an inability to access the capital markets, unforeseen or extraordinary demands on cash, or regulatory restrictions, which could, among other things, materially and adversely affect our business, prospects and financial condition.

The economic downturn has also resulted in the failure of a number of prominent financial institutions, resulting in further losses as a consequence of defaults on securities issued by them and defaults under contracts with such entities as counterparties.  In addition, declining asset values, defaults on mortgages and consumer loans, the lack of market and investor confidence and other factors have all combined to cause rating agencies to lower credit ratings and to otherwise increase the cost and decrease the availability of liquidity.  Some banks and other lenders have suffered significant losses and have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining collateral values.  Although the U.S. government, the Federal Reserve Board, and other regulators took numerous steps in 2008 and 2009 to increase liquidity and to restore investor confidence, including investing in the equity of other banking organizations, asset values have continued to decline, and access to liquidity continues to be limited.

We may be adversely affected by the creditworthiness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships.  We engage in transactions in the ordinary course of business with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients.  Many of these transactions expose us to credit risk in the event of default of our counterparty or customer.  In such instances, the collateral we hold may be insufficient to cover our losses, as we may be unable to realize upon or liquidate at prices sufficient to recover the full amount of our credit or derivative exposure.  Such events could have a material and adverse affect on our operating results and financial condition.

Uncertainty in the financial markets could result in lower fair values for securities we hold in our investment portfolio.

The upheaval in the financial markets over the past two years has adversely impacted all classes of securities and has resulted in volatility in the fair values of our investment securities.  Issues with credit quality of the securities could result in lower fair values for these securities and may result in recognition of an other-than-temporary impairment charge, which would have a direct adverse impact on our results of operations.

Terrorism, acts of war, international conflicts and natural disasters can adversely affect us.

Acts or threats of war or terrorism, international conflicts, natural disasters, and the actions taken by the United States and other governments in response to such events, could disrupt business operations and negatively impact general business and economic conditions in the country.  If terrorist activity, acts of war, other international hostilities or natural disasters disrupt business operations, trigger technology delays or failures, or cause damage to our physical facilities, our customers or service providers, or cause an overall economic decline, our financial condition and operating results could be materially adversely affected.  The potential for future occurrences of these events has created many economic and political uncertainties that could adversely affect our business and results of operations in ways that we cannot presently predict.

We operate in a highly regulated environment.

We are subject to extensive federal and state regulation and supervision, including regulation and supervision by FDIC and DFI.  Existing state and federal banking laws subject us to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of our business. Increased regulation of the financial institutions industry would likely increase our cost of doing business and could limit our ability to pursue business opportunities.  There can be no assurance that future legislation or government policy will not adversely affect the banking industry in general, or our operations specifically, resulting in a competitive disadvantage.

Recent and proposed legislative and regulatory actions taken to stabilize the United States banking system may not succeed or may disadvantage us.

In response to the recent financial market crisis, the United States government, specifically the U.S. Treasury, the Federal Reserve Board and the FDIC, working in cooperation with foreign governments and other central banks, has taken a variety of extraordinary measures designed to restore confidence in the financial markets and to strengthen financial institutions, including measures available under the EESA which followed, and was followed by, numerous actions by the Federal Reserve Board, United States Congress, Department of Treasury, FDIC, SEC and others to address the liquidity and credit crises.  These measures included homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks, the lowering of the Fed Funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the financial sector.  The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system.  However, there can be no assurance as to the actual impact the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced by some institutions, and they may not have the desired effects.

Partly in response to the programs described above, the Dodd-Frank Act was enacted in July 2010.  Some provisions of the Dodd-Frank Act were effective immediately, while others are becoming effective in stages.  Many of the provisions require governmental agencies to implement rules over varying periods between six and 18 months after enactment (between January 2011 and January 2012).  These rules will increase regulation of the financial services industry and impose restrictions on the ability of firms within the industry to conduct business consistent with historical practices.  These rules will, for example, impact the ability of financial institutions to charge certain banking and other fees, allow interest to be paid on demand deposits, impose new restrictions on lending practices and require depository institution holding companies to maintain capital levels at levels not less than those required for insured depository institutions.  We cannot predict the substance or impact of pending or future legislation or regulation.  Compliance with such legislation or regulation may, among other effects, significantly increase our costs, limit our product offerings and operating flexibility, require significant adjustments in our internal business process, and possibly require us to maintain regulatory capital at levels above historical practices.

There can be no assurance as to the actual impact that the Dodd-Frank Act and other programs will continue to have on the financial markets, including credit availability.  The failure of the Dodd-Frank Act or other programs to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our stock.

The U.S. Treasury is currently implementing additional programs to further alleviate the ongoing financial crisis.  There can be no assurance that we will be able to, or will elect to, participate in future programs.  If we do not participate in any such programs, it may have a material adverse effect on our competitive position (especially if our competitors do take advantage of these programs and the programs are successful), financial condition and operating results.

Further changes in banking and financial legislation and regulation could force us to change the way we do business, increase our costs, or otherwise have an adverse effect on us.

Changes in the fiscal and monetary policies of the federal government and its agencies could affect the general or local economies, change the way we do business, increase our costs, or otherwise have an adverse effect on us.

The policies of the Board of Governors of the Federal Reserve ("FRB") impact us significantly.  The FRB regulates the supply of money and credit in the United States.  Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments we hold.  Those policies determine to a significant extent our cost of funds for lending and investing.  Changes in those policies are beyond our control and are difficult to predict.  FRB policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans.  For example, a tightening of the money supply by the FRB could reduce the demand for a borrower's products and services.  This could adversely affect the borrower's earnings and ability to repay its loan, which could materially adversely affect us.

We have experienced increases in our FDIC insurance premiums and those premiums could increase in the future.

Effective January 1, 2007, the FDIC adopted a risk-based system for assessment of deposit insurance premiums under which all institutions are required to pay at least minimum annual premiums. In addition, in an effort to replenish the Deposit Insurance Fund in the wake of the recent increase in bank failures in the United States, the FDIC changed its rate structure in December 2008 to generally increase premiums effective for assessments in the first quarter of 2009. On February 7, 2011, the FDIC adopted final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules.  In particular, the definition of an institution’s deposit insurance assessment base is being changed from total deposits to total assets less tangible equity.  In addition, the FDIC is revising the deposit insurance assessment rates downward.  The changes will become effective April 1, 2011.  The new initial base assessment rates range from 5 to 9 basis points for Category I banks to 35 basis points for Category IV banks.  Category II and III banks will have an initial base assessment rate of 14 and 23 basis points, respectively.  If the Bank’s risk category changes adversely, our FDIC insurance premiums could increase.

The FDIC may further increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels.  An increase in the assessment rates could have an adverse effect on our earnings.  The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.

We are subject to examinations and challenges by tax authorities.

In the normal course of business, we are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments we have made and the businesses in which we engage.  Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and not resolved in our favor, they could have an adverse effect on our financial condition and results of operations.

Our accounting policies and methods which form the basis of how we report our financial condition and results of operations  require management to make estimates about matters that are inherently uncertain.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with GAAP and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and operating results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than it would have reported under a different alternative.

Changes in technology may affect our operations.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs.  Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations.  Many of our competitors have substantially greater resources to invest in technological improvements.  There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.  Further, we rely on third- party providers to handle virtually all of the data processing aspects of our business and technological or personnel failures by these providers could also adversely our operations.

There are substantial restrictions and limitations on our ability to pay dividends.

In addition to established statutory and regulatory limitations on the ability of Bank's to pay dividends, for the foreseeable future we are restricted from paying dividends on our common stock without first obtaining the consent of our banking regulators.  These same limitations will apply to the Holding Company after the Reorganization.  Further, even if we are legally able to do so, we may elect not to pay dividends on our common stock and instead decide to reinvest earnings in the Bank for operating capital and to support growth.   See "Item 5. Market for Registrant's Common Equity Related Stockholder Matters and Issuer Purchases of Equity Securities - Dividends and Dividend Policy."

Our stock is illiquid.

Although our stock is publicly traded, transactions in our stock are limited and sporadic and our shareholders may not be able to readily liquidate their investment in our stock in the case of financial emergency or otherwise.

Our directors and members of our management team effectively control the Bank.

Our directors and executive officers currently beneficially own or hold the power to vote more than 21 percent of our issued and outstanding common stock which, although it does not constitute numerical control, gives them significant influence and, in some cases, effective control over most corporate decisions to be made by our shareholders (see “Security Ownership of Certain Beneficial Owners, Management and Related Shareholder Matters,” Item 12 of this Report).  Among other things, this could, as a practical matter, limit the ability of non-management shareholders to effect a change in management or control key corporate decisions, such as amendments to the Articles of Incorporation or any merger or acquisition that is subject to shareholder approval.

There are numerous risks associated with our implementation of certain key strategic initiatives.

In consultation with our Banking Regulators we have recently implemented or are in the process of implementing several strategic initiatives designed to strengthen our financial condition, management and strategic planning functions (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Strategic Plans and Initiatives").  Among other things:

•

we cannot assure you that implementing these strategic initiatives will, in fact, result in any improvements in our financial condition or results of operations;

•

the process of implementing these initiatives will represent a distraction and diversion of the time and efforts of key management personnel, which could adversely affect our ability to take advantage of opportunities for growth and profitability; and

•

if we are unable to implement one or more of these initiatives, we may face regulatory scrutiny, criticism or enforcement action, which could adversely affect us.

Finally, one of our strategic initiatives is to achieve a Tier 1 Leverage Capital ratio of at least 8 percent of total assets and a Total Risk-Based Capital ratio level of at least 11  percent of total assets within approximately two months and a Tier 1 Leverage Capital ratio of 9% and Total Risk-Based Capital ratio of 12% within approximately five months.  However, at December 31, 2010, our Tier 1 Leverage Capital ratio was 7.22% and our Total Risk-Based Capital ratio was 10.85%.

Although we believe that we may be able to increase capital to the targeted levels through internal growth and profitability, in order to accomplish these goals, we may be forced to seek additional sources of capital (including common or preferred equity, participation in government programs, or issuing subordinated indebtedness) and may be unable to successfully do so or only be able to do so on terms which are unfavorable to us and our shareholders (including potentially having a dilutive effect on our common shareholders).  Alternatively, we may be forced to “shrink” our balance sheet (reduce assets while maintaining capital levels) to improve our capital ratios, which could adversely affect us.  Finally, if we are unable to achieve these capital goals, we may be subject to regulatory criticism and possible enforcement action against us.

We may not be able to effectively implement the strategies that underlie our reasons for forming a bank holding company.

We recently reorganized the Bank to be a subsidiary of the Holding Company.  Although we believe that the holding company structure will provide us with better opportunities to meet our capital needs and expand our business and markets through acquisitions, we cannot assure you that we will be able to do any of these things to the full extent we will be legally able to, on favorable terms or at all. If we are unable to implement our future strategies that we believe are enhanced by the holding company structure, the cost, effort and expense of the reorganization and the increased costs of operating in the future under the holding company structure could be diminished or be wasted and could affect our business and profitability.

We cannot assure you that the formation of a bank holding company will enable us to compete more effectively or operate more, or even as, profitably as the Bank has historically.

Although we believe that our reasons for the reorganization and the enhanced opportunities we will have under the holding company structure will strengthen our overall organization and improve long-term operating results and profits, we cannot assure you that this will happen.  Among other things, we may not be accurately predicting or fully appreciating the effects of these enhanced opportunities and any difficulties we might face in implementing our strategies. Our strategies and expectations for future opportunities under the holding company structure could also be negatively impacted, or even outweighed, by external factors either within our outside of our control.  We cannot assure you that we will be more (or even as) profitable or stronger (or even as strong) financially under the holding company structure than we could have if the reorganization had not occurred and the Bank continued to operate under its historical stand-alone structure.  Moreover, our efforts to implement various strategic plans and initiatives (see "Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS - Strategic Plans and Initiatives") may interfere with our ability to realize the potential benefits of the holding company structure for the foreseeable future.

Item 1B.  Unresolved Staff Comments

None.

Item 2.  Properties

As of December 31, 2010 the Bank is operating out of two locations.

Our main office is located at 2450 Witzel Avenue on the west side of Oshkosh.  The building contains approximately 19,000 square feet on two levels.  The Bank owns approximately 60% of the building in a condominium relationship.  A local CPA firm owns the remaining 40%.  The CPA firm performs payroll processing services for the Bank.  The CPA firm does not perform any auditing or consulting services for the Bank.

Our branch office is a free-standing, newly constructed facility located at 2201 Jackson Street on the north side of Oshkosh that opened in January 2007.  The building contains 3,087 square feet of floor area.  It is a leased facility with rent of $4,116 per month.  The Bank is responsible for real estate taxes and utilities.  The term of the lease is ten years, expiring in December, 2016.  The lessor is an entity owned by Director Thomas Rusch.  Terms of the lease were reviewed by an independent appraiser, and found to be in line with current market conditions for the area.  Lease terms were approved by the full Board of Directors, with Mr. Rusch absent from discussions.  We believe that the properties are adequately covered by insurance and that these facilities are adequate to meet our present needs.

Item 3.  Legal Proceedings

We may be involved from time to time in various routine legal proceedings incidental to our business. To our knowledge, there are no pending legal proceedings to which the Bank is a party and which may have a materially adverse effect on the Bank’s property, business, financial condition, or results of operations.

PART II

Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Prior to consummation of the Reorganization on March 10, 2011 the Bank’s common stock was traded over the counter on the OTC Bulletin Board (“OTCBB”) under the symbol “CBKW.OB.”  Trading on the OTCBB began on July 24, 2006, prior to which there was no established market for the Bank’s common stock.  Since the Bank's stock became listed on the OTC Bulletin Board, trading activity has been light, and there is no expectation that trading activity will increase in the future.  The following table sets forth the high and low OTCBB bid quotations for the Bank’s common stock by quarter for the past two years:

Quarter ended

	12/31/2010	9/30/2010	6/30/2010	3/31/2010
High bid	$ 8.00	$ 8.60	$ 8.60	$ 8.50
Low bid	$ 6.15	$ 7.75	$ 7.70	$ 7.00

	12/31/2009	9/30/2009	6/30/2009	3/31/2009
High bid	$ 9.30	$ 9.25	$ 9.25	$ 10.25
Low Bid	$ 7.25	$ 7.80	$ 8.80	$ 8.00

Following consummation of the Reorganization on March 10, 2011, the Holding Company’s stock is traded on the OTCBB under the same “CBKW.OB” symbol that represented the Bank’s stock prior to that date.

At March 1, 2011, there were approximately 933 Bank shareholders of record, with 2,160,620 shares outstanding.  The number of shares outstanding included 2,160,000 shares sold in the Bank’s initial public offering and 620 shares issued upon the exercise of shareholder warrants.  On that date there were outstanding warrants to purchase 431,370 shares of Bank stock that were awarded to the Bank’s initial shareholders based on one warrant for every five shares of stock purchased, each having an exercise price of $12.50 per share and expiring on July 24, 2012.  Finally, on March 1, 2011, the Bank had outstanding warrants to purchase 213,750 shares of Bank stock that were awarded to the Bank’s organizers, each having an exercise price of $10.00 per share and expiring on July 24, 2016.

Effective with the consummation of the Reorganization on March 10, 2011, each issued and outstanding share of Bank common stock was converted solely into the right to receive one (1) share of Holding Company common stock and the outstanding warrants for Choice Bank common stock were converted into warrants to acquire Holding Company common stock.

Dividends and Dividend Policy

Historically, we have not paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future.  We believe that it is in the best interests of our shareholders to reinvest our earnings in the Bank.  Our dividend policy could change in the future.  However, there are substantial restrictions and limitations on our ability to pay dividends.

Further, in connection with our implementation of certain strategic initiatives (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Strategic Plans and Initiatives") our banking regulators have advised us that, for the foreseeable future, we should not declare or pay dividends on our common stock without their prior consent.  In addition to this restriction, there are a number of potential limitations that could affect our ability to pay dividends in the future.

The Bank's ability to pay dividends is regulated by various banking-related statutes.  Under Wisconsin banking law, Wisconsin-chartered banks generally may not pay, without prior regulatory approval, dividends in excess of their net profits.  In addition, the payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized.  Notwithstanding the availability of funds for dividends, however, the FDIC or the DFI may prohibit the payment of any dividends the FDIC or the WDFI  determines such payment would constitute an unsafe or unsound practice.

Even if we may legally declare dividends, the amount and timing of such dividends will be at the discretion of our Board of Directors.  The Board in its sole discretion may decide not to declare dividends.  The declaration and payment of dividends will be discretionary and will depend upon operating results, financial condition, regulatory limitations, tax considerations and other factors.

As a result of the Reorganization, the Holding Company will be our sole shareholder and any dividends paid by the Bank will be paid to the Holding Company.  Because the holding Company’s sole source of funds with which to pay dividends to its shareholders will be dividends it receives from the Bank, the foregoing restrictions and limitations will have the same effect on the Holding Company’s ability to pay dividends in the future as they currently have on the Bank’s ability to pay dividends.  Further, even if the Holding Company has funds available with which to pay dividends, the amount and timing of such dividends will be at the discretion of the Holding Company’s Board of Directors, who may decide in their sole discretion not to pay dividends.

Stock Incentive Plan

The Choice Bank Stock Incentive Plan was approved by our shareholders on July 11, 2006.  The table below shows warrants awarded to Bank organizers and options granted to executive officers as of December 31, 2010.  Options vest ratably over a three year period, are exercisable at $10 per share, and have a ten-year term.  As of December 31, 2010, 76,667 of the 123,333 options granted were exercisable.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights a	Weighted-average exercise price of outstanding options, warrants and rights b	Number of securities remaining available for future issuance under equity compensation plans (excluding securities) shown in column a c
Equity compensation plans
approved by shareholders	123,333 (1)	$10.00	236,667
not approved by shareholders	213,750 (2)	$10.00	0

Total	337,083	$10.00	236,667

(1)  Includes options awarded under the Choice Bank Stock Option Plan.  Options granted include:

Keith C. Pollnow	Former director, President & CEO (resigned February 25, 2011)	50,000
Stanley G. Leedle	Director, Interim President	40,000
Scott Sitter	Senior Vice President	10,000
Debra K. Fernau	Vice President & COO	10,000
John F. Glynn	Senior Vice President & CFO	5,000
Mark D. Troudt	Director, Risk Management Officer	5,000
David A. Hayford	Former Bank Officer	3,333
		123,333

(2)  Includes organizer warrants issued to our Bank organizers.

Item 6.  Selected Financial Data

Item 6 is not required because the Bank is a Smaller Reporting Company.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

Attention is called to the discussion under the caption “Forward-Looking Statements” appearing in Part I of this Report, immediately preceding Item 1. Business.  The following discussion should be read in conjunction with the audited financial statements.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with GAAP and conform to general practices within the banking industry.  Our significant accounting policies are described in the notes to the financial statements.  Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies.  The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances.  Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.  We believe the following critical accounting policies require the most significant estimates and assumptions that are particularly susceptible to a significant change in the preparation of our financial statements.

Income Taxes

Deferred income taxes and liabilities are determined using the liability method.  Under this method deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse.  Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.  A deferred tax valuation allowance is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

The Bank may also recognize a liability for unrecognized tax benefits from uncertain tax positions.  Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements.  Interest and penalties related to unrecognized tax benefits are classified as income taxes.

Allowance for Loan and Lease Losses

Management considers the policies related to the Allowance critical to the financial statement presentation.  The Allowance represents management’s assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio.  Management’s assessment of the adequacy of the Allowance is determined based on evaluation of individual loans as well as the general risk factors inherent to the extension of credit.  At December 31, 2010 and 2009, our allowance was 2.17% and 2.02% of our gross loan portfolio respectively.

A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors affecting the adequacy of the Allowance.

The following factors are considered in maintaining the Allowance:

•

the asset quality of individual loans;

•

changes in the national and local economy and business conditions/development, including underwriting standards, collections, charge off and recovery practices;

•

changes in the nature and volume of the loan portfolio;

•

changes in the experience, ability and depth of our lending staff and management;

•

possible deterioration in collateral segments or other portfolio concentrations;

•

changes in the quality of our loan review system and the degree of oversight by our board of directors;

•

the effect of external factors such as competition and the legal and regulatory requirements on the level of estimated credit losses in our current loan portfolio; and

•

off-balance sheet credit risks.

These factors are evaluated at least quarterly and changes in the asset quality of individual loans will be evaluated more frequently as needed.  We establish minimum general reserves based on the asset quality of the loan.  General reserve factors applied to each type of loan are based upon management’s experience and common industry and regulatory guidelines.  After a loan is underwritten and booked, loans are monitored or reviewed by the account officer, management, and external loan review personnel during the life of the loan.  Payment performance is monitored monthly for the entire loan portfolio.  Account officers contact customers during the course of business and may be able to ascertain if weaknesses are developing with the borrower, external loan personnel perform an independent review annually, and federal and state banking regulators perform periodic reviews of the loan portfolio.  If weaknesses develop in an individual loan relationship and are detected, the loan will be downgraded and higher reserves will be assigned based upon management’s assessment of the weaknesses in the loan that may affect full collection of the debt.  If a loan does not appear to be fully collectible as to principal and interest, the loan will be recorded as a non-accruing loan and further accrual of interest will be discontinued while previously accrued but uncollected interest is reversed against income.  If a loan will not be collected in full, the Allowance is increased through a loan loss provision charged to earnings to reflect management’s estimate of potential exposure of loss.

In 2010, the Bank charged off approximately $1.8 million related to three loans.  Management elected to provide regular and special loan loss provisions in the amount of $2.6 million to replace depleted loan loss reserves and bolster our reserves to support loan growth in 2010.  As of December 31, 2010, the Bank has three loans classified as non-accrual.  Two of the loans, totaling

$225,448, are secured by real estate.  The remaining loan totals $34,948 and is secured primarily by inventory and equipment. Management has factored these loans into the Allowance reported as of December 31, 2010.

Management believes that resolution of these credits will be achieved without substantial additional impact to earnings.

Historical performance is not an indicator of future performance, particularly considering our very short operating history.  Future results could differ materially.  However, management believes, based upon known factors, management’s judgment, and regulatory methodologies, that the current methodology used to determine the adequacy of our Allowance is reasonable.

The Allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the Allowance and the size of the Allowance in comparison to a group of peer banks identified by the regulators.  During their routine examinations of banks, regulatory agencies may require a bank to make additional provisions to its allowance for loan and lease losses when, in the opinion of the regulators, credit evaluations and methodology differ materially from those of management.  While it is our policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans.

General

Our results of operations depend primarily on net interest income, which is the difference between interest earned on interest-earning assets such as loans and securities, and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds.  We also generate non-interest income such as service charges, secondary market fees for mortgage loans, and other fees.  Non-interest expenses consist primarily of employee compensation and benefits, occupancy expenses, marketing expenses, data processing costs, and other operating expenses.  We are subject to losses from our loan portfolio if borrowers fail to meet their obligations.  Results of operations can also be significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

The following discussion focuses on the major components of the Bank’s operations.  This discussion should be read in conjunction with our financial statements and accompanying notes.  Current performance may not be indicative of our future performance.

Strategic Plans and Initiatives

As a result of a recent regulatory examination, the Bank, in consultation with its banking regulators, has implemented or is in the process of implementing the following strategic plans and initiatives, among others:

1.

The Bank will formulate a written plan of action to lessen the Bank’s risk position in each asset which is classified as “Substandard” by the Banking Regulators and which aggregated $200,000 or more.  Such plan will include establishing dollar levels to which the Bank will strive to reduce each asset and the submission of monthly written progress reports to the Bank’s board of directors for review.

2.

Prior to submission of Reports of Condition and Income required by the FDIC, the board of directors of the Bank will review the adequacy of the Bank’s allowance for loan and lease losses, provide an adequate allowance, and report such allowance.

3.

The Bank will ensure ongoing compliance with the FFIEC Advisory on Interest Rate Risk Management issued on January 6, 2010.

4.

The Bank will ensure ongoing compliance with the Interagency Statement Policy on Funding and Liquidity Risk Management, issued March 22, 2010.

5.

The Bank will take steps to reduce certain concentrations of credit within its portfolio.

6.

The Bank will insure that all watch list credits and “Troubled Debt Restructures” are properly reported to the board of directors.

7.

The Bank will develop a written plan to address goals and strategies for improving and sustaining earnings.  Such plan will be consistent with the Bank’s loan, investment, and funds management policies.  It will include, among other things, areas of potential operational improvement, realistic and comprehensive budgets, a budget review process, a description of operating assumptions, and a periodic salary review for staff.

8.

The Bank will strive to achieve a Tier 1 Leverage Capital ratio at a level equal to or exceeding 8% of the Bank’s total assets and a Total Risk-Based Capital ratio level equal to or exceeding 11% of the Bank’s total assets within approximately two months and a Tier 1 Leverage Capital ratio of 9% and Total Risk-Based Capital ratio of 12% within approximately five months.

ALTHOUGH THESE STRATEGIC INITIATIVES ARE DESIGNED TO STRENGTHEN THE BANK’S FINANCIAL CONDITION, MANAGEMENT AND STRATEGIC PLANNING FUNCTIONS, THERE CAN BE NO ASSURANCE THAT WE WILL IMPLEMENT THESE STRATEGIC INITIATIVES SUCCESSFULLY OR THAT IMPLEMENTING THEM WILL RESULT IN ANY IMPROVEMENTS IN OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.  MOREOVER, THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH OUR EFFORTS TO IMPLEMENT THESE INITIATIVES OR OUR FAILURE TO IMPLEMENT THEM SUCCESSFULLY, SEE "RISK FACTORS".

Comparisons of Operating Results for the periods ended December 31, 2010 and 2009

The Bank recorded a net loss of $5.1 million, or $2.35 per share for the year ended December 31, 2010, compared to a net loss of $2.8 million or $1.32 per share in 2009.  2010 operating results were impacted by asset quality issues associated with losses on problem loans and the devaluation of real estate property held as other real estate owned.  The Bank also established a valuation allowance against the Bank’s deferred tax asset that had a negative impact on earnings for 2010.

The Bank charged off approximately $1.8 million in loans during 2010 related to the downturn in the housing market and general decline in the economy.  The level of charge-offs combined with regular assessments of credit risk required a $2.6 million provision for loan losses charged to our earnings for 2010.  The Bank also incurred a charge of $1.5 million related to the devaluation of real estate property held as other real estate owned.

Primarily due to the write down of other real estate owned and the provision for loan losses recognized in 2010, the Bank’s net deferred tax asset increased to $3.7 million.  Based on current and prior year losses, a 100% valuation allowance was determined to be necessary at December 31, 2010.  The establishment of a valuation allowance on deferred tax assets resulted in income tax expense of $2.8 million for 2010.

Although the Bank experienced asset quality issues during 2010, there were a number of positive results to report.  Total assets increased by $42.9 million, or 35.5% compared to year-end 2009.  Included in total asset growth was an increase of $34.1 million in the loan portfolio compared to year-end 2009.  As of December 31, 2010, nonperforming loans were $260,396 representing 0.19% of total loans.  As of December 31, 2009, nonperforming loans were $3.8 million representing 3.61% of total loans.  Nonperforming loans declined by $3.5 million compared to the prior year-end.

In addition to achieving significant balance sheet growth, the Bank’s average net interest spread and average net interest margin improved by 82 basis points and 56 basis points respectively from the average ratios reported for 2009.  Contributing to this positive performance was the expansion of the commercial loan portfolio that helped increase the yield on earning assets and the growth in core deposits and brokered term deposits that helped lower the Bank’s cost of funds during 2010.

Net interest income for 2010 was $4.9 million compared to $3.5 million during 2009.  The $1.4 million, or 40.0%, increase in net interest relative to 2009 is attributed to the combination of growth in earning assets and the increase in net interest spread during 2010.

Non-interest revenues for 2010 were up $0.2 million from 2009 due to rental income and mortgage financing fees.

Although non-interest expenses increased by approximately $2.0 million from the prior year, about 75% of this increase relates to the noted devaluation of other real estate held by the Bank.

The Bank’s capital position remains strong with a 9.58% Tier I risk-based capital ratio for 2010.  The Bank’s capital position, when combined with the Allowance, provides ample cushion in the event of additional loan charge-offs.

Basic ratios measuring performance for the year ended December 31, 2010 are shown below:

Return on Assets
(net income divided by average total assets)	$(5,082,656)	=	-3.53%
	143,843,226
Return on Equity
(net income divided by average equity)	$(5,082,656)	=	-28.80%
	17,648,857
Equity to Assets Ratio
(average equity divided by average assets)	$17,648,857	=	12.27%
	$143,843,226

Net interest income

Net interest income is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets.  Net interest income is determined by the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of our interest-earning assets and interest-bearing  liabilities.  Net interest income divided by average interest-earning assets represents our net interest margin.  Competition for loans and deposits has a direct effect on net interest margin.

The following table represents the average volume of interest-earning assets, interest-bearing liabilities, average yields and rates for the years ended December 31, 2010 and 2009:

	Year ended December 31, 2010			Year ended December 31,2009
	Average Balance	Income/ Expense	Annualized Yield/Cost	Average Balance	Income/ Expense	Annualized Yield/Cost
Assets:
Deposits in banks	$ 0	$ 0	0.00%	$ 690,345	$ 15,321	2.22%
Investment securities	8,799,591	322,504	3.66%	5,708,438	284,052	4.98%
Federal funds sold	4,046,666	5,680	0.14%	1,291,868	1,999	0.15%
Loans (1)	121,231,407	6,942,878	5.73%	107,931,479	5,933,376	5.50%
Total interest-earning assets	134,077,664	$7,271,062	5.42%	115,622,130	$6,234,748	5.39%
Allowance for Loan Losses	(2,273,751)			(1,324,158)
Cash and due from banks	1,205,812			1,330,347
Other assets	10,820,769			6,056,015
Total Assets	$143,830,494			$121,684,334

Liabilities and Shareholders’ Equity:
Interest-bearing demand	$44,847,591	$692,987	1.55%	$24,393,214	$452,215	1.85%
Savings deposits	4,524,375	54,457	1.20%	3,344,056	55,737	1.67%
Certificates of deposit	69,956,662	1,662,223	2.38%	67,574,990	2,176,051	3.22%
Borrowed Funds	147,529	972	0.66%	500,534	3,329	0.67%
Total interest-bearing liabilities	119,476,157	$2,410,639	2.02%	95,812,794	$2,687,332	2.80%
Non-interest bearing deposits	6,098,917			4,832,955
Other liabilities	619,295			844,831
Shareholders equity	17,636,125			20,193,754
Total liabilities and stockholders equity	$143,830,494			$121,684,334
Net interest income		$4,860,423			$3,547,416
Net interest spread (2)			3.41%			2.59%
Net interest margin (3)			3.63%			3.07%

(1)

Non-accrual loans are included in the average daily loan balance, but interest income associated with these loans is recognized under the cash basis method of accounting.

(2)

Interest rate spread is the weighted average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)

Net interest margin is net interest income divided by average interest-earning assets.  The Bank currently does not hold any tax-exempt bonds, which would affect this calculation.

The following table presents a summary of the changes in interest income and expense attributed to both rate and volume for the periods indicated.

2010 Compared to 2009: Increase (decrease) due to:

Assets:	Volume	Rate	Net Change
Deposits in banks	$(15,321)	$-	$(15,321)
Investment securities	153,816	(115,364)	38,452
Federal Funds sold	4,263	(582)	3,681
Loans	731,144	278,358	1,009,502
	$873,902	$162,412	$1,036,314

Liabilities and Shareholders Equity
Interest-bearing demand	$379,195	$(138,423)	$240,772
Savings deposits	$19,673	$(20,953)	$(1,280)
Certificates of deposit	76,695	(590,523)	(513,828)
Borrowed Funds	(2,348)	(9)	(2,357)
Total interest expense	$473,215	$(749,908)	$(276,693)

Net Interest Income	$400,687	$912,320	$1,313,007

The increase in net interest income for 2010 relative to 2009 is due to the combination of growth in earning assets and the increase in net interest spread.  Average earning assets for 2010 were $18.5 million greater than the average earning assets held during 2009.  The growth in earning assets generated $873,902 in additional interest income and provided a $400,687 increase to net interest income when offset by $473,215 in interest expense tied to the growth in deposit balances.  The increase in net interest spread for 2010 relative to 2009 generated additional net interest income of $912,320 for 2010.  The net interest spread for 2010 was 3.41% compared to net interest spread of 2.59% for 2009.

The improvement in net interest spread for 2010 is attributed to a reduction in cost of funds combined with an increase in yield on earning assets.  The reduction in cost of funds during 2010 enabled the Bank to generate additional net interest income of $749,908.  The net impact of changing interest rates on net interest income was an increase of $912,320 for 2010 including a $162,412 increase related to a rise in yield on earning assets.

Growth of interest-earning assets and interest-bearing liabilities contributed $400,687 of the increase in net interest income for 2010 relative to 2009.

The Bank’s average interest-earning assets of $134.1 million for 2010 yielded an average return of 5.42%, compared to average interest-earning assets of $115.6 million and a 5.39% average return for 2009.  The growth from 2009 to 2010 in average interest-earning asset balances totaled $18.5 million including a $13.3 million increase in average loan balances and a $5.2 million increase in combined average balances for overnight funds and investment securities.  Loan growth was derived from expansion of the commercial loan portfolio due to the addition of another experienced commercial lender in 2010.  The growth in commercial loans, which typically carry a higher interest rate, is also credited with increasing the yield on average interest-earning assets.

Interest-bearing liabilities averaged $119.5 million for 2010 with an average interest rate of 2.02%.  The average balance and average interest rate paid on interest-bearing liabilities were $95.8 million and 2.80% respectively for 2009.  The growth from 2009 to 2010 in average interest-bearing liabilities totaled $23.7 million including $20.5 million in interest-bearing demand accounts.  The influx of lower cost demand deposits combined with the repricing of term deposits in a low rate environment enabled the Bank to decrease its cost of funds by 78 basis points during 2010.

The Bank’s net interest margin was 3.63% for 2010 compared to 3.07% for 2009.  The 56 basis point rise in net interest margin reflects the noted improvement in funding and earning asset management for 2010.

Interest Rate Sensitivity

The Bank is subject to interest rate risk inherent in its lending, investing, and financing activities.  Fluctuations in market interest rates will impact both interest income and interest expense on all interest-bearing assets and interest-paying liabilities.  The Bank’s primary objective in managing interest rate risk is to minimize any adverse impact of changes in interest rates on the net interest income while maintaining an asset/liability structure that maximizes net interest income.  Our Asset Liability committee (“ALCO”) actively manages the Bank’s interest rate exposure using a simulation model to measure Economic Value of Equity (“EVE”) and gap analysis.

EVE is defined as the present value of the expected cash flow of assets minus the present value of expected cash flows of liabilities.  It measures a Bank’s long-term interest rate risk and identifies what the long-term effects of interest rate shocks, defined as immediate and permanent changes in rates, on the Bank’s balance sheet at a point in time.  Typical shock testing measures 100 and 200 basis points increase and decrease in rates.

The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or re-price within such time period.  A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities.  A gap is considered negative when interest rate-sensitive liabilities exceed interest rate-sensitive assets.  During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income.  Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income.  If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates.  Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.  Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates.  In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income.  For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates.  Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates.  In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps”) which limit changes in interest rates.  Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap.  The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

The following table sets forth the amount of the Bank’s interest earning assets and interest-bearing liabilities at December 31, 2010, using the static gap method, which are expected to mature or re-price in each of the time periods shown.

	Repricing Periods
	Up to 1 Year	1-3 Years	3-5 Years	5-15 Years	More than 15 years	Total
Interest-earnings assets
Federal funds sold	$6,348,000	$0	$0	$0	$0	$6,438,000
Deposits in banks						0
Securities	3,723,836	4,725,001	991,751	2,321,843	0	11,762,431
Loans, gross	49,356,793	50,648,873	31,829,625	6,738,994	1,659,026	140,233,311
Total interest-earning assets	$59,518,629	$55,373,874	$32,821,376	$9,060,837	$1,659,026	$158,433,742

Interest-bearing liabilities
Interest-bearing demand deposits	$3,109,973	0	$0	$0	$0	$3,109,973
Savings and money markets	56,828,766	0	0	0	0	56,828,766
Time deposits	47,488,231	24,067,789	7,685,951	4,907,844	0	84,149,815
Total interest bearing deposits	$107,426,970	$24,067,789	$7,685,951	$4,907,844	$0	$144,088,554
Federal Funds Purchased						0
Total interest-bearing liabilities	$107,426,970	$24,067,789	$7,685,951	$4,907,844	$0	$144,088,554

Interest rate sensitivity gap	$(47,908,341)	$31,306,085	$25,135,425	$4,152,993	$1,659,026	$14,345,188

Cumulative interest rate sensitivity gap	(47,908,341)	$(16,602,256)	$8,533,169	$12,686,162	$14,345,188

Ratio of cumulative gap to interest-earning assets	-30.24%	-10.48%	5.39%	8.01%	9.05%

Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust.  Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities.  Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment.  Certificates of deposit are presented according to contractual maturity.

As shown above, as of December 31, 2010, the Bank is highly liability sensitive over the next twelve month period. That means that our interest rate spread would decrease if rates rise during that period. But, it is essential to note that the loans re-pricing are tied to an index (generally 30-day LIBOR or Wall Street Prime) and would automatically increase if and as those rates increase. The rates we pay on our interest-bearing liabilities (primarily deposits), on the other hand, are not tied to an index, but are adjusted by management based on local market rates, need for funds, and other considerations, such that the rates of interest we pay are somewhat within our control and typically do not re-price as quickly or dramatically as loans.

Non-interest Income

Non-interest income increased $225,621, or 32.7%, for 2010 relative to 2009.  An increase in the volume of mortgage financing activity had the most notable impact on non-interest income for 2010 relative to 2009.  Secondary market fees, which are heavily tied to mortgage financing volume, increased $172,392 for 2010 relative to 2009.  Rental income on other real estate owned increased $111,648 for 2010 compared to rental income earned in 2009.  Rental income was a source of revenue throughout 2010 compared to rental income as a source of revenue for only the last eight months of 2009.  We do not anticipate rental income in 2011 as the related rental property was in December 2010.

	Twelve month period ended
Non-interest income	December 31, 2010	December 31, 2009	Change-%

Loan document preparation fees	$109,581	$181,581	-39.7%
Other customer service fees	128,336	114,755	11.8%
Total customer service fees	237,917	296,336	-19.7%
Secondary market fees	309,904	137,512	125.4%
Rental income on other real estate	367,228	225,580	43.7%
Total non-interest income	$915,049	$689,428	32.7%

Non-interest Expense

Non-interest expense increased from $3.5 million in 2009 to $5.5 million in 2010.

	Twelve month period ended
Non-interest expense	December 31, 2010	December 31, 2009	Change-%

Salaries and benefits	$2,037,366	$1,539,648	32.3%
Occupancy and equipment	398,584	355,482	12.1%
Data processing	197,939	182,074	8.7%
Marketing	102,409	97,502	5.0%
Professional fees	480,750	339,942	41.4%
FDIC Premium	182,016	247,388	-26.4%
Loss on devaluation of other assets	1,544,855	405,000	281.4%
Other	510,109	285,212	78.9%
	$5,454,028	$3,452,248	58.0%

The increase in salaries and benefits is due to staff expansion, additional commissions related to increased mortgage financing activity, and merit-based pay increases for Bank personnel.  Salaries and benefits for 2010 also include about $97,000 related to severance wages paid to a former officer of the Bank.

Occupancy and equipment expenditures increased due to targeted facility maintenance and equipment upgrades completed in 2010.  An additional $15,900 in real estate taxes related a leased facility was also incurred in 2010.

Data processing expenses increased due to the continued growth in number of customer accounts and volume of banking transactions compared to the prior year.

Professional fees paid in 2010 included legal fees for additional compliance work to comply with SEC reporting requirements and legal expense related to the settlement of the arbitration action initiated by a former officer of the Bank.

FDIC premium expense decreased by $65,372 for 2010 relative to the FDIC premium expensed in 2009.  The 2009 expense included a “special assessment” that drew additional premium dollars from insured institutions.

The Bank incurred an expense of $1,544,855 related to the devaluation of three real estate properties held as other real estate owned.  The devaluations were recognized during the fourth quarter of 2010 based on revised appraisals.

The increase in other non-interest expense included $124,271 to maintain other real estate properties acquired in 2011.  The increase also includes Director Fees totaling $72,550.  The Bank first began paying Director Fees in 2011.

Allowance for Loan Losses

The Allowance at December 31, 2010 was $3,045,732, compared to $2,122,837 at December 31, 2009.  During the fourth quarter of 2010, management took action to increase reserves available to offset potential loan losses given the economic uncertainty experienced during recent recessionary periods.  The adequacy of the Allowance is determined based on evaluation of individual loans as well as the general risk factors inherent to all extensions of credit.  As of December 31, 2010, the Bank’s Allowance was 2.17% of the Bank’s gross loan portfolio, compared to 2.2% at December 31, 2009.

The charge-off and recovery activity shown in the table below relates primarily to three loans.  The Bank incurred provision expense of $2.6 million during 2010 that brought the Allowance to the required level.

As of December 31, 2010, the Bank has three loans classified as non-accrual. Two of the loans totaling $225,000 are secured by real estate.  The remaining $35,000 loan is secured by inventory and equipment.  The Bank will classify loans as non-accrual when payments become past due more than 90 days.  Classifying loans as non-accrual involves reversing the 90 days of interest income accrued, but not received, up to that point, as well as not accruing any income after that point.  Management has factored these loans into the Allowance reported as of December 31, 2010, and has recognized specific reserves of $67,000.

As of December 31, 2010, the Bank identified $9.9 million in loans subject to individual evaluation for impairment.  The Bank identified five loans, totaling $855,000 as impaired which required a related allowance for loan losses of $322,000 at year-end 2010.  As of December 31, 2010 all impaired loans were current and performing according to agreed terms.

The Allowance represents the most significant estimate in a bank’s financial statements and regulatory reports.  Because of its significance, the Bank realizes a responsibility for developing, maintaining, and documenting a comprehensive, systematic, and consistently applied process for determining the amount of the Allowance.  The Bank has implemented policies and procedures to ensure that this analysis complies with GAAP and relevant supervisory guidelines.

Our policies and procedures will result in an Allowance based on management’s evaluation of economic conditions, volume and composition of the loan portfolio, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio.  Management will perform such reviews quarterly and adjust the level of the Allowance accordingly.

The Allowance is subject to regulatory review in the examination process to determine its adequacy.  Regulators will take into consideration such factors as methodology used to calculate the Allowance and comparison of the Allowance level to our peers.  Regulatory agencies, during the examination process, may require a bank to make additional provisions to their allowance for loan losses when the examiners’ assessment of credit evaluations and methodology differ materially from those of management.

Management believes that the Allowance as of December 31, 2010 was adequate to cover future losses incurred in the current loan portfolio.  Activity in the Allowance for the years ended December 31, 2010 and 2009 are shown:

	Twelve months Ended December 31, 2010	Twelve months ended December 31, 2009
Allowance at beginning of year	$2,122,837	$1,317,590

Charge-offs:
Commercial	(672,537)	(4,288,567)
Real Estate - Commercial	(20,000)	(407,685)
Consumer	(1,101,748)	(1,533)
Total Charge-offs	(1,794,285)	(4,697,785)

Recoveries:
Commercial	126,763	0
Consumer	417	2,460
Total Recoveries	127,180	2,460

Net charge-offs	(1,667,105)	(4,695,325)
Provision for loan losses charged to operating expense	2,590,000	5,500,572

Allowance at end of year	$3,045,732	$2,122,837

Ratio of net charge-offs to average loans outstanding	1.38%	4.35%

Allowance as a percent of total loans	2.17%	2.02%

	At December 31,
	2010	2009
Nonperforming Assets:
Non accrual loans	$260,396	$3,793,286
Loans past due 90 days or more and still accruing	0	0
Foreclosed assets	1,892,200	3,304,761
	$2,152,596	$7,098,047

Income Taxes

The basic principles for accounting for income taxes requires that deferred income taxes be analyzed to determine if a valuation allowance is required.  A valuation allowance is required “if it is more likely than not that some portion of the deferred tax asset will not be realized.”

Primarily due to the write down of other real estate owned and the provision for loan losses recognized in 2010, the Bank’s net deferred tax asset (prior to any valuation allowance) increased to $3,660,400.  All available evidence, both positive and negative, was considered to determine whether any impairment of this asset should be recognized.  Based on consideration of the available evidence including historical losses which must be treated as substantial negative evidence and an uncertain economy and the potential effect on the Bank’s asset quality, a valuation allowance was determined to be necessary at December 31, 2010.

The Bank has state and federal net operating loss carryforwards totaling approximately $5.2 million that may be applied against future federal and state taxable income earned.  If not used, the benefits will begin to expire on December 31, 2026 for federal, and December 31, 2021 for Wisconsin tax purposes.

Comparison of Financial Condition at December 31, 2010 and 2009

Total assets at December 31, 2010 were $163.7 million, a $42.9 million increase over total assets of $120.8 million at December 31, 2009.

	December 31, 2010		December 31, 2009

Assets	Dollar Amount	%	Dollar Amount	%
Cash and cash equivalents	$9,091,935	5.55%	$1,462,962	1.21%
Securities available for sale	11,762,431	7.19%	5,521,099	4.57%
Loans held for sale	638,131	0.39%	1,422,733	1.18%
Loans	137,187,579	83.81%	103,096,134	85.34%
Prepaid FDIC Premium	413,116	0.25%	574,737	0.48%
Deferred Tax Asset	-	0.00%	2,727,045	2.26%
Other Real Estate Owned	1,892,200	1.15%	3,304,761	2.73%
Other assets	2,712,482	1.66%	2,698,011	2.23%
Total assets	$163,697,874	100.00%	$120,807,482	100.00%

Liabilities and Equity
Deposits	$150,818,896	92.13%	103,053,231	85.31%
Other Liabilities	623,533	0.38%	365,575	0.30%
Stockholders equity	12,255,445	7.49%	17,388,676	14.39%
Total Liabilities and Equity	$163,697,874	100.00%	$120,807,482	100.00%

Total assets at December 31, 2010, were $163.7 million.  This represents an increase of $42.9 million, or 35.5% from year-end 2009.  Cash and cash equivalents increased $7.6 million for 2010, including a $1.7 million increase in cash balances and a $5.9 million increase in federal funds sold as compared to balances held at December 31, 2009.  Total loans increased $34.1 million, or 33.1% compared to year-end 2009.  The increase in the loan portfolio is attributed to the addition of another seasoned commercial lending officer with established ties to the Oshkosh community.  The deferred tax asset decreased $2.8 million, or 100% based on the deferred tax valuation allowance established at year-end 2010.  Total deposits at December 31, 2010 were $47.8 million, or 46.3%, higher than year-end 2009, primarily through growth in money market accounts.  Deposit growth was primarily from our local market area.

Other real estate owned (OREO) totaled $1.9 million at December 31, 2010.  The other real estate owned at December 31, 2010, consists of one residential property recorded at $0.9 million and three commercial real estate properties totaling $1.0 million.  The Bank records other real estate at fair value, less costs to sell the property, with any difference between the fair value of the property and the carrying value of the loan being charged to the Allowance.  A subsequent change in fair value on three of the properties resulted in the recognition of a charge of $1.5 million against noninterest expense.

Regulatory capital requirements

We are subject to minimum capital standards as set forth by federal bank regulatory agencies.  Our capital for regulatory purposes differs from our equity as determined under GAAP.  Generally, “Tier 1” regulatory capital will equal capital as determined under generally accepted accounting principles less any unrealized gains or losses on securities available for sale while “Tier 2” capital includes the allowance for loan losses up to certain limitations.  Total risk based capital is the sum of Tier 1 and Tier 2 capital.  Our capital ratios and required minimums are shown below.

	Actual
As of December 31, 2010	Amount	Ratio	Requirement
Total Capital/Risk Weighted Assets	$ 13,660,000	10.85%	≥ 8.00%
Tier 1 Capital/Risk Weighted Assets	$ 12,068,000	9.58%	≥ 4.00%
Tier 1 Leverage Ratio	$ 12,068,000	7.22%	≥ 4.00%

	Actual
As of December 31, 2009	Amount	Ratio	Requirement
Total Capital/Risk Weighted Assets	$ 16,038,000	16.62%	≥ 8.00%
Tier 1 Capital/Risk Weighted Assets	$ 14,820,000	15.36%	≥ 4.00%
Tier 1 Leverage Ratio	$ 14,820,000	12.18%	≥ 4.00%

Our total capital also has an important effect on the amount of FDIC insurance premiums paid.  Institutions not considered well capitalized are subject to higher rates for FDIC insurance.

Off-Balance Sheet Obligations

As of December 31, 2010 and 2009, we have the following commitments which do not appear on our balance sheet.

	2010	2009
Commitments to extend credit	$34,927,673	$8,983,094

Further discussion of these commitments is included in Note 9, “Commitments, Contingencies, and Credit Risk” of the Notes to Financial Statements.

Liquidity

Liquidity represents the ability to meet the needs of customers to withdraw funds from deposit accounts, to borrow funds and to meet their credit needs.  We manage our liquidity needs in such a way that the needs of depositors and borrowers are met on a timely basis so that our operations are not interrupted.  Sources of liquidity available to meet these needs include cash on deposit, federal funds, securities available for sale, maturities of securities and principal payments on loans.  Growth in our deposit base provides an additional source as does access to funds through relationships with correspondent banks.  Our liquidity needs can also be met through loan participations sold to other financial institutions.  At December 31, 2010 and 2009 our liquidity position was considered adequate and within guidelines set forth in our liquidity policy.

Management of the liquidity needs and requirements of the Bank is performed by our Asset Liability Committee (ALCO), which is comprised of the five senior officers of the Bank.  ALCO sets deposit prices, based on market rates and liquidity requirements.  The loan pipeline is constantly monitored to ensure that adequate funds are available to meet commitments.  Excess funds are invested in short-term interest-earning instruments.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Item 7A is not required because the Bank is a Smaller Reporting Company.

Item 8.  Financial Statements and Supplementary Data

The audited financial statements and related documents are included as part of this Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in accountants in 2010, nor any disagreements with Wipfli, LLP on accounting and financial disclosure.

Item 9A.  Controls and Procedures

Disclosure Controls and Procedures

Management of the Bank is responsible for establishing and maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  The internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Bank’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Bank; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Bank are being made only in accordance with authorization of management and directors of the Bank; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Bank’s assets that could have a material effect on the financial statements.

There are inherent limitations in the effectiveness of any system of internal control over financial reporting, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective system of internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

The Bank’s management, with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the Bank’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report.  The Bank’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the Bank in the reports that it files or submits under the Exchange Act in is recorded, processed and reported on a timely basis.  This evaluation was based on the criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  As a result of their assessment, management believes that, for the reasons discussed below, the Bank’s internal control over financial reporting as of December 31, 2010 was not effective based on the criteria set forth in the COSO Internal Control – Integrated Framework.

Management’s Report on Internal Control Over Financial Reporting

The Chief Executive Officer and Chief Financial Office have identified a material weakness as of December 31, 2010 in the Bank’s internal controls over its financial reporting processes.  A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.  The material weakness related to the failure of the Bank’s internal controls to provide a proper and timely review and reporting of the Bank’s asset quality and the valuation of OREO properties necessary for the Board of Directors to evaluate and establish the Bank’s Allowance and take adequate Provision thereof.

Remediation Efforts

As a result of the aforementioned evaluation, in connection with the preparation of the Bank’s audited financial statements for the year ended December 31, 2010, management conducted a thorough review of the information provided to the Board of Directors regarding asset quality and the valuation of OREO properties.  This review led to the establishment of an additional $1.2 million in loan loss provisions and an additional $0.4 million in loan charge-offs related to OREO properties in the fourth quarter of 2010.  Subsequent to the date of this Report, the Bank intends to engage an outside professional consultant to conduct a review of the Bank’s system of internal controls and procedures and assist management in making any changes appropriate to remedy the material weakness and any other deficiencies and to improved the design of such system to assure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Change in Internal Control Over Financial Reporting

Except as described above, there have not been any changes in the Bank’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the final fiscal quarter of the year to which this report relates that have materially affected, or are reasonably likely to materially affect, the Bank’s internal control over financial reporting.

Attestation Report

This Annual Report on Form 10-K does not include an attestation report of the Bank’s registered accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Bank’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Bank to provide only management’s report in this Annual Report.

Item 9B.  Other Information

None.

Part III

Item 10.   Directors, Executive Officers and Corporate Governance

DIRECTORS

There are currently 17 individuals serving on the Bank’s board of directors and two vacancies, for a total of 19 director positions.  The two vacancies were created by the resignations of Julie Leschke effective January 26, 2011 and of Keith Pollnow effective February 25, 2011.  The Bank’s Bylaws and applicable provisions of Wisconsin law permit the current Board to fill one or both of these vacancies but, as of the date of this Report, the Board has not done so.  All 17 of the current directors have served on our board since the Bank was organized in 2006.

The Board of Directors is “classified,” meaning that the directors are divided into three classes each consisting of approximately one-third of the entire board, and the directors in one of the three classes are elected by the shareholders each year to serve three-year terms.  As of the date of this Report, there are seven Class I Directors (whose current terms expire in 2011), five Class II Directors, with one vacancy (the terms of Class II Directors expire in 2012), and five directors and one vacancy in Class III, whose terms expire in 2013.

All 17 of our current directors also serve on the Board of Directors of Choice Bancorp, Inc. which, effective with completion of the Reorganization on March 10, 2011, became the holding company for our Bank.  The Holding Company Board is also classified and the same individuals (and vacancies) are assigned to the three classes of Holding Company directors.  The Holding Company’s Bylaws and applicable provisions of Wisconsin law permit the current Holding Company Board to fill one or both of these vacant positions but, as of the date of this Report, the Holding Company Board has not done so.  The Holding Company board also has the option of eliminating the two vacancies by reducing the size of the Holding Company board.

As a result of the Reorganization, Bank shareholders have become Holding Company shareholders and the shareholders of the Holding Company will elect the Holding Company Class I Directors at the Holding Company’s 2011 annual shareholders’ meeting.

Below is biographical information on the Bank’s and Holding Company’s directors as of the date of this Report:

Name, Age	Principal Occupation for the Past 5 Years
CLASS I DIRECTORS (TERMS EXPIRING IN 2011)

Kenneth Balda, 55

Mr. Balda owns and operates a truck repair/dealership business that he founded in 1986.  His company currently generates over $35 million in annual revenues and is consistently in the top quartile of performance for the industry.  Mr. Balda’s company now employs 160 employees with four dealership locations in Appleton, Green Bay, Oshkosh and Fond du Lac, Wisconsin.

Paul Getchel, 52

Mr. Getchel has been employed as a real estate agent for approximately 25 years, where he consistently ranks as one of the top sales agents in the Oshkosh market.  Mr. Getchel has also been involved as an investor in numerous local real estate development projects and investments.

Mark Troudt, 50

Mr. Troudt currently serves as president of a manufacturing company and works on a part-time basis as the Bank’s RMO. Beginning in 1985, Mr. Troudt served as a bank examiner for the Wisconsin Office of Commissioner of Banking, where his duties included working on field examinations for state chartered banks and trust companies.  In 1988, he became a credit/compliance officer with Valley Bank of Oshkosh (n/k/a M&I Bank) where he was responsible for various commercial lending, compliance and community reinvestment act activities.  Mr. Troudt took a similar position in 1994 as a vice president of F&M Bank in Oshkosh, Wisconsin, where he was employed until he left in 2000.

Gerald Thiele, 48

Mr. Thiele is the Northwest Manager for Vista Window Company.  He directs the sales and marketing efforts for the window manufacturer in Illinois, Iowa, Indiana and Wisconsin. He previously was engaged in the wholesale distribution of exterior building products in Wisconsin through Prestige Wholesale Supply, a company that he founded in 1986 and expanded through an additional distribution center in 2002.  A Wisconsin native, Mr. Thiele has lived in Oshkosh for the past fifteen years.  He is a graduate of Green Lake High School and the University of Wisconsin – La Crosse, where he earned a bachelor of science degree in accounting, with a minor in marketing.  He currently serves the Bank as Chairman of the Audit Committee and a member of the compensation committee.

Randall Schmiedel, 43

Mr. Schmiedel is a life-long resident of Oshkosh, he is an entrepreneur who has been on instrumental in the start-up of eight private companies, each of which he remains the owner or a co-owner.  Mr. Schmiedel currently serves on the board of directors of the YMCA and The Paine Art Center.  He is also a member of South West Rotary, the Elks, the Chamber of Commerce, a past President of the Winnebago Apartment Association, and a volunteer for Meals on Wheels and the West Side Association.

Richard Gabert, 67	Mr. Gabert has been involved, since 1984, in the construction and management of large apartment complexes and commercial buildings. He is a lifelong resident of Winnebago County, Wisconsin.

Stephen Ford, 56

Mr. Ford has worked for Lapham-Hickey Steel Corporation for the past thirty-five years and, since 1998, and serves in the capacity of Executive Vice President.  Mr. Ford currently offices in Oshkosh, Wisconsin and is responsible for operations and sales in seven locations.

CLASS II DIRECTORS (TERMS EXPIRING IN 2012)

Michael Hanneman, D.D.S., 54

Dr. Hanneman has been practicing dentistry in Oshkosh, Wisconsin since 1982.  He is a member of the Winnebago County Dental Association, Wisconsin Dental Association, Wisconsin Dental Association, American Dental Association, Academy of General Dentistry, as well as the American Academy of Cosmetic Dentistry. He also is a member of the Winnebago Chapter of the Seattle Study Club Dr. Hanneman also served as director of M&I-Western State Bank from 1990-1994, until it was acquired by Associated Bank.  Thereafter, he served for ten years on the Community Advisory Board of Associated Bank-Oshkosh. He is currently serving on the Marquette University School of Dentistry Alumni Board as treasurer. Dr. Hanneman is also currently on the Board of Directors of Oshkosh’s Grand Opera House Foundation.

Stanley Leedle, 55

Mr. Leedle has more than twenty-eight years of experience in the financial services industry, with more than ten of those years serving in the capacity of a senior lending officer.  He was involved in the application and capital campaign of the Bank since inception, and has served as Executive Vice President and Chief Credit Officer since opening of the Bank.  In February, 2011 Mr. Leedle was named President of the Bank on an interim basis as a result of the resignation of Keith Pollnow.  Mr. Leedle most recently served as Senior Vice President of Business Banking and Senior Lender at First Federal Capital Bank from 2003-2004.  While at First Federal Capital Bank, he was responsible for the management of all aspects of the business lending function for the Oshkosh office.  During his tenure at the Bank, he oversaw the growth of the loan portfolio from $0 to $38 million in approximately eighteen months.  Before joining First Federal Capital Bank, he spent approximately twenty years at several banking subsidiaries of M&I Corporation.

Arend Stam, 55

Mr. Stam has been employed with Oshkosh Corporation since 1979, where he has held numerous positions, including service representative, field service manager, regional sales manager, product manager, Director of Sales and Marketing, Director of Engineering, Vice President of Manufacturing Operations, and Vice President of Cost Reduction and Best Practices. He is currently General Manager of Construction Products.

Thomas Muza, 56

Mr. Muza has served as President of Muza Metal Products, a company he acquired from his father in 1997.  Under Mr. Muza’s ownership, Muza Metal Products has doubled its sales volume during the past eight years and has added approximately 50 employment opportunities for the Oshkosh community.  Prior to becoming President, Mr. Muza was employed by Muza Metal Products for approximately twenty years.  In the past year, Mr. Muza was also instrumental in attracting one of his company’s major vendors to Oshkosh from Appleton.  Mr. Muza brings prior banking experience to our board of directors through his service as a director of Leach Credit Union during the mid-1990s.

David A. Janssen, M.D. FACS, 51

Dr. Janssen is President and a co-owner of Fox Valley Plastic Surgery, S.C.  Since founding the practice in 1993, the company has provided plastic, reconstructive, and hand surgical services to 30,000 patients in the Fox Valley area of Wisconsin.  Dr. Janssen has served the medical community as the chief of surgery at Mercy Medical Center for four years. Dr. Janssen is a member of the American Society of Plastic Surgeons, The American Society for Aesthetic Plastic Surgery, The Rhinoplasty Society, the American Association for Surgery of the Hand, and the American Society of Laser Medicine and Surgery.  He has been on the board of directors of Affinity Health System , serving as president of the Physician Activities Committee for three years.  He is currently the Medical Director of Theda Clark Surgery Center-Oshkosh.

CLASS III DIRECTORS (TERMS EXPIRING IN 2013)

John Supple III, 52

Mr. Supple is the founder and or co-owner of several restaurants and related businesses and currently serves as President of the Supple Restaurant Group, which operates four restaurants and is headquartered in Oshkosh, Wisconsin. His success in the industry has afforded him numerous awards, including the 2000 Small Business Person of The Year by The Oshkosh Chamber of Commerce, the Wisconsin Entrepreneur of the Year – Retail 2004 by Marian College Business & Industry Awards, and the Small Business of The Year 2004 Award by the Appleton Post Crescent.

Jeffrey Rogge, 49

Mr. Rogge has been actively engaged in his family's food distribution business since 1986, acquiring it in January 2000. He currently serves as President of the company and has recently expanded its operations to Omro, Wisconsin. He also serves as Vice President of Martin Lutheran Church in Oshkosh.

James Poeschl, 53

Mr. Poeschl is a professional trader in the stock and options market.  Mr. Poeschl served as Vice President and Secretary of Poeschl Industries, Inc., a furniture manufacturer and supplier to the music industry, from August 1989 until March 2002, when the business was sold. He was licensed as a Registered Investment Advisor from December 1995 to July 1997.

Rodney Oilschlager, 60

Mr. Oilschlager, is President and co-owner of Midwest Real Estate Development Company and their other related entities.  He has been· actively engaged in the real estate construction, development and management business for the past 30 years.  Prior to coming to Oshkosh Mr. Oilschlager served seven years as a pilot in the United States Navy.  He is currently responsible for the overall administration of the company’s business and financial positions and oversees the company’s multi-family portfolio, valued at over $270 million with 100 employees. He currently serves as the Bank’s Chairman of the Board.

Thomas Rusch, 65

Mr. Rusch has been actively engaged in the real estate development business for forty years, primarily in the holding of rental property in land development.  He is currently a partner with Director Richard Gabert in Gabert & Rusch Properties.  From 1997 to 2001, he served as a director for F&M Bank.

Executive Officers

Information is provided below with respect to the Executive Officers of the Bank as of December 31, 2011.  With respect to each individual who does not also serve as a director of the Bank, his or her age and principal occupation for the past five years are also provided:

Name	Bank Office(s) Held
Keith C. Pollnow (1)	President and Chief Executive Officer
Stanley Leedle (2), (3)	Executive Vice President
Mark D. Troudt (2)	Part-time Risk Management Officer
John F. Glynn (4)	Senior Vice President and Chief Financial Officer
Debra K. Fernau (5)	Vice President

(1)	Mr. Pollnow resigned from his positions as President and CEO, and as a Director, of the Bank effective February 25, 2011.
(2)	Biographical information for Messrs. Leedle and Troudt is set forth under “Directors,” above.
(3)	Mr. Leedle was elected President of the Bank on an interim basis effective upon Keith Pollnow’s resignation.
(4)

Mr. Glynn, age 51, was hired on July 27, 2009 as the Bank’s Senior Vice President and Chief Financial Offer.  Prior to joining Choice Bank, Mr. Glynn was employed for 23 years with a community bank located in central Wisconsin serving as Chief Financial Officer.  Mr. Glynn has over 27 years of financial industry experience.

(5)

Ms. Fernau, age 50, serves as the Bank’s Vice President responsible for operations and has been employed by the Bank since the Bank opened for business on July 24, 2006.  Prior to joining Choice Bank, Ms Fernau was employed for 22 years with a regional bank located in central Wisconsin serving as Vice President of Internal Audit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as administered by the FDIC, requires the Bank’s executive officers, directors and 10% shareholders to file reports with the FDIC disclosing their ownership, and changes in their ownership of stock in the Bank. Copies of these reports must also be furnished to the Bank. Based solely on a review of these copies, the Bank believes that during 2010, its officers, directors and 10% shareholders complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Bank has adopted a Code of Ethics that applies to the Bank’s Chief Executive Officer, Chief Financial Officer, and all directors, officers and employees.  The Bank will provide a copy of the Code of Ethics upon written request to the Bank’s Secretary.

If any substantive amendments are made to the Code of Ethics, or we grant any waiver or implicit waiver from any provision of the code, we will disclose the nature of the amendment on our website (www.choicebank.com) or in a report 8-K as required by applicable law.

Item 11.  Executive Compensation

The following Summary Compensation Table includes information concerning compensation for the period starting July 24, 2006, when the Bank received its charter, through December 31, 2010 for executives earning more than $100,000 per year.

Name and Principal Position	Year	Salary	Bonus	Non-equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	Option Awards	All Other Compensation	Total
Keith C. Pollnow* President & CEO	2010 2009	$ 144,296 142,000	$ 0 0	$ 0 28,826	$ 0 0	$12,250 0	$ 12,314 14,927	$ 168,860 185,753

Stanley G. Leedle Executive VP & CCO	2010 2009	$ 145,164 138,894	$ 0 0	$ 0 27,405	$ 0 0	$ 0 0	$ 11,381 9,716	$ 166,345 176,015

John F. Glynn** Senior VP & CFO	2010 2009	$ 120,253 46,442	$ 0 0	$ 5,000 0	$ 0 0	$ 0 3,250	$ 7,413 1,834	$ 132,666 51,526

*

Information is provided in this table for Mr. Pollnow as required by SEC rules because he was Chief Executive Officer as of year-end 2010.

**

Mr. Glynn first became employed by the Bank on July 27, 2009.

The non-equity incentive plan is a performance-based plan that includes Mr. Pollnow, Mr. Leedle, and three other executive officers.  Goals are established annually for loan growth, total deposit growth, demand deposit growth, and profitability.  Amounts earned for performance during 2009 but paid in 2010 are shown as compensation for 2009 and amounts earned for performance during 2010 but paid in 2011 are shown as 2010 compensation.  The Bank sponsors a 401(k) profit sharing plan that is available to all employees.  During 2010, the Bank made matching contributions on behalf of each employee participant.  Executive officers were able to participate in the 401(k) profit sharing plan under the same terms available to all employees.

The table below provides the details of amounts in the “All Other Compensation” column for each named executive officer.  Under applicable SEC regulation, perquisites are not required to be reported because, valued at their incremental cost to us, they were in each case less than $10,000 in the aggregate.

	Mr. Pollnow		Mr. Leedle		Mr. Glynn
	2010	2009	2010	2009	2010	2009
Auto allowance	$600	$7,200	$700	$8,400	$0	$0
Life insurance premiums	3,270	2,757	559	485	2,321	1,126
Bank’s 401(k)
matching contributions	4,894	4,970	6,222	831	5,092	708
Director’s fees	3,550	0	3,900	0	0	0
TOTALS	$12,314	$14,927	$11,381	$9,716	$7,413	$1,834

Compensation of Directors

Beginning January 1, 2010, Bank directors received fees of $250 per Board meeting and $100 per committee meeting attended.  For 2010, fees paid to directors totaled $72,550.  Bank directors received no fees or other form of remuneration for Board or committee meetings in 2009.

Fees Earned or Paid in Cash ($)
Kenneth Balda	$4,250
Paul Getchel	4,000
Mark Troudt	4,400
Gerald Thiele	4,500
Randall Schmiedel	3,550
Richard Gabert	2,500
Stephen Ford	4,800
Michael Hanneman, D.D.S	3,000
Stanley Leedle	3,900
Arend Stam	4,000
Thomas Muza	3,650
David A. Janssen, M.D. FACS	4,000
John Supple III	3,450
Jeffrey Rogge	3,450
James Poeschl	4,000
Rodney Oilschlager	4,900
Thomas Rusch	2,750
Keith Pollnow (resigned February 2011)	3,550
Julie Leschke (resigned January 2011	3,900
$72,550

The Bank sponsors a 401(k) profit sharing plan that is available to all employees.  During 2010, the Bank made matching contributions on behalf of each employee participant.  Executive officers were able to participate in the 401(k) profit sharing plan under the same terms available to all employees.

Employment Agreements

Keith C. Pollnow

The following information for Mr. Pollnow is provided pursuant to SEC rule because he was the Bank's Chief Executive Officer during 2010.  However, upon his resignation, Mr. Pollnow entered into an Agreement of Resignation with the Bank pursuant to which the Bank agreed to pay Mr. Pollnow’s regular salary and its share of Mr. Pollnow’s health insurance premiums through August 31, 2011.  The Agreement of Resignation also contains a mutual release of claims and other non-economic terms typical of agreements of this type.  The Agreement of Resignation supersedes the termination and severance provisions of Mr. Pollnow’s employment agreement in effect at December 31, 2010 described in the fourth and fifth paragraphs below.

On January 1, 2010 the Bank entered into an employment agreement with Keith Pollnow regarding his employment as our President and Chief Executive Officer.  The agreement is in effect for an initial period of three years with certain exceptions.  Thereafter, the agreement will automatically renew annually unless either party elects to terminate the agreement by sending prior notice to the other party.

Under the terms of the agreement, Mr. Pollnow received an initial base salary of $142,000 per year. At any time during the term of the agreement our board may review and increase Mr. Pollnow’s base salary as a result of that review.  His annual base salary is $145,000 as of December 31, 2010.  Mr. Pollnow participates in the executive incentive bonus plan which allows an annual bonus of up to 35% of salary upon attainment of growth and profitability goals. Mr. Pollnow also receives other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and a monthly allowance for automobile expenses of up to $600.  In addition, we provide Mr. Pollnow with country club membership fees of up to $800 per month at a club that our board of directors deems to be appropriate.  Mr. Pollnow’s agreement provides that he is entitled to 200 hours of paid time off each year and will be provided with term life insurance coverage with a term of not less than ten years and in an amount not less than $500,000.

Mr. Pollnow’s employment agreement also provides that we will grant him options to purchase 25,000 shares of our common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, and vesting ratably over a three-year period from date of issuance.

In the event that Mr. Pollnow is terminated, or elects to terminate his employment, in connection with a “change of control,” he would be entitled to receive a cash lump-sum payment equal to 100% of his “base amount” as defined in section 280G of the Internal Revenue Code.  In general, “base amount” means the executive’s annualized compensation over the prior five-year period.  Other than as a result of a “change in control,” if Mr. Pollnow’s employment is terminated for any reason other than for cause, then we would be obligated to pay as severance, an amount equal to his annual base salary for the year during which his employment terminates. For example, had he terminated for one of the above reasons on December 31, 2010, Mr. Pollnow would have received $145,000.

The agreement also generally provides for a one year non-competition and a one year non-solicitation provision that would apply following the termination of Mr. Pollnow’s employment, regardless of the reason for such termination.

Stanley G. Leedle

Mr. Leedle was elected President of the Bank on an interim basis effective February 25, 2011.  His employment agreement described in the following paragraphs was not amended or modified in connection with his election as President and remains in force as of the date of this Report.

On January 1, 2010 the Bank entered into an employment agreement with Stanley G. Leedle regarding his employment as our Executive Vice President and Chief Credit Officer.  The agreement is in effect for an initial period of three years with certain exceptions.  Thereafter, the agreement will automatically renew annually unless either party elects to terminate the agreement by sending prior notice to the other party.

Under the terms of the agreement, Mr. Leedle received an initial base salary of $135,000 per year. At any time during the term of the agreement our board may review and increase Mr. Leedle’s base salary as a result of that review.  His annual salary is $145,000 as of December 31, 2010. Mr. Leedle participates in the executive incentive bonus plan which allows an annual bonus of up to 35% of salary upon attainment of growth and profitability goals. Mr. Leedle also receives other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and a monthly allowance for automobile expenses of up to $700.  In addition, we provide Mr. Leedle with country club membership fees of up to $800 per month at a club that our board of directors deems to be appropriate.  Mr. Leedle’s agreement provides that he is entitled to 200 hours of paid time off each year and will be provided with term life insurance coverage with a term of not less than ten years and in an amount not less than $500,000.

Mr. Leedle’s employment agreement also provides that we will grant him options to purchase 20,000 shares of our common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, and vesting ratably over a three-year period from date of issuance.

In the event that Mr. Leedle is terminated, or elects to terminate his employment, in connection with a “change of control,” he would be entitled to receive a cash lump-sum payment equal to 100% of his “base amount” as defined in section 280G of the Internal Revenue Code.  In general, “base amount” means the executive’s annualized compensation over the prior five-year period.  Other than as a result of a “change in control,” if Mr. Leedle’s employment is terminated for any reason other than for cause, then we would be obligated to pay as severance, an amount equal to his annual base salary for the year during which his employment terminates. For example, had he terminated for one of the above reasons on December 31, 2010, Mr. Leedle would have received $145,000.

 The agreement also generally provides for a one year non-competition and a one year non-solicitation provision that would apply following the termination of Mr. Leedle’s employment, regardless of the reason for such termination.

Stock Options

The following table is intended to provide additional information concerning option awards outstanding as of December 31, 2010. No stock options were granted in 2010. The Bank has not granted any stock awards.

Outstanding Equity Awards at December 31, 2010

Name	Grant Date	Number of securities underlying unexercised option exercisable	Number of securities underlying unexercised option unexercisable	Option exercise price	Fair Value as of grant date	Option expiration date
Keith C. Pollnow*	01/01/2010	8,333	16,667	$ 10.00	$ 12,250	01/01/2020
	07/11/2006	25,000	0	10.00	99,750	07/11/2016

Stanley G. Leedle	01/01/2010	6,667	13,333	$ 10.00	$ 9,800	01/01/2020
	07/11/2006	20,000	0	10.00	79,800	07/11/2016

John F. Glynn	01/01/2010	0	0	$0.00	$ 0	0
	07/27/2009	1,667	3,333	10.00	3,250	07/27/2019

*

Information is provided in this table for Mr. Pollnow as required by SEC rules because he was Chief Executive Officer during 2010.

In accordance with FAS 123(R), the fair value reflects the value as of the grant date, based on calculations using the Black-Scholes Method. The total amount is recognized as an expense by the Bank for financial statement purposes, amortized over the three-year vesting period. More details can be found in the Bank’s financial statements, which accompany this report.

Item 12. Security Ownership of Certain Beneficial Owners, Management and Related Shareholder Matters

The following table sets forth, as of March 9, 2011 (the day preceding the consummation of the Reorganization), information regarding the beneficial ownership of shares of Bank Common Stock by (a) persons known by the Bank to own beneficially, directly or indirectly, more than 5% of the Bank’s Common Stock; (b) directors and certain executive officers; and (c) all directors and executive officers of the Bank as a group.  Except as otherwise set forth in the footnotes, the persons listed below have sole voting and investment power with respect to all shares of the Bank’s Common Stock owned by them.

Name	Position	Number of Shares Beneficially Owner*	Note Reference	Percentage Beneficial Ownership
Kenneth Balda	Director	53,220	(1), (2)	2.44%
Stephen Ford	Director	23,730	(1), (3), (19)	1.09%
Richard Gabert	Director	73,185	(1), (4)	3.36%
Paul Getchen	Director	28,410	(1), (5), (20)	1.31%
Dr. Michael Hanneman	Director	35,850	(1), (6), (21)	1.65%
Dr. David Janssen	Director	54,650	(1), (7), (22)	2.51%
Stanley Leedle	Director, Ece. VP & CCO	66,417	(1), (8), (23), (29)	3.01%
Julie Leschke	Director	59,250	(1), (4)	2.72%
Thomas Muza	Director	29,250	(1), (10)	1.34%
Rodney Oilschlager	Director, Chairman of Board	24,600	(1), (11), (24)	1.13%
Jame Poeschl	Director	25,290	(1), (12), (25)	1.16%
Jeffrey Rogge	Director	42,450	(1), (13)	1.95%
Thomas Rusch	Director	70,785	(1), (9)	3.25%
Randell Schmiedel	Director	33,500	(1), (14)	1.54%
Arend Stam	Director	24,090	(1), (15), (26)	1.11%
John Supple	Director	24,690	(1), (16), (27)	1.14%
Gerald Thiele	Director	48,450	(1), (17), (28)	2.22%
Mark Troudt	Director, Risk Mgt Officer	44,620	(1), (18), (30)	2.05%

All Directors and executive officers as a group, consisting of 20 persons:		775,771		31.23%

*"Beneficial ownership" (as defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) includes shares for which the named individual has sole or shared voting or dispositive power. The numbers of shares shown for each individual includes shares held directly by that individual, as well shares held by, jointly with, or in trust for the benefit of, the individual's spouse and dependent children, which are reported on the presumption that the individual may share voting and/or investment power because of the family relationship. "Beneficial ownership" also includes shares for which the individual holds Organizer Warrants, Shareholder Warrants (all of which are currently exercisable) and stock options that are currently exercisable or will become exercisable within 60 days of the date of this Report.

** Percentage is based on 2,160,620 shares of common stock issued and outstanding as of the date of this report. Shares subject to warrants and currently-exercisable stock options are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each individual and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(1)	Includes 11,250 Organizer Warrants
(2)	Includes 5,720 shareholder warrants
(3)	Includes 2,080 shareholder warrants.
(4)	Includes 8,000 shareholder warrants.
(5)	Includes 2,860 shareholder warrants.
(6)	Includes 4,100 shareholder warrants.
(7)	Includes 6,400 shareholder warrants.
(8)	Includes 4,750 shareholder warrants.
(9)	Includes 7,600 shareholder warrants.
(10)	Includes 3,000 shareholder warrants.
(11)	Includes 2,100 shareholder warrants.
(12)	Includes 2,340 shareholder warrants.
(13)	Includes 5,200 shareholder warrants.
(14)	Includes 4,000 shareholder warrants.
(15)	Includes 2,140 shareholder warrants.
(16)	Includes 2,240 shareholder warrants.
(17)	Includes 6,200 shareholder warrants.
(18)	Includes 3,500 shareholder warrants.
(19)	Includes 400 shares and 80 shareholder warrants owned by spouse, Mary Ford.
(20)	Includes 800 shares and 160 shareholder warrants owned by spouse, Sherri Getchel, and 1,000 shares and 200 shareholder warrants owned by minor child, Brian Getchel.
(21)	Includes 250 shares and 50 shareholder warrants each owned by minor children, Sarah Hanneman and Peter Hanneman.
(22)	Includes 250 shares and 50 shareholder warrants each owned by minor children, Jenna Janssen, Michael Janssen, Geoffrey Janssen, and Gregory Janssen.
(23)	Includes 250 shares and 50 shareholder warrants owned by spouse, Lynne Leedle.
(24)	Includes 500 shares and 100 shareholder warrants owned by spouse, Patti Oilschlager.
(25)	Includes 1,700 shares and 340 shareholder warrants owned by spouse, Jody Poeschl.
(26)	Includes 400 shares and 80 shareholder warrants owned by spouse, Ann Stam, and 300 shares and 60 shareholder warrants owned by minor child, Megan Stam.
(27)	Includes 600 shares and 120 shareholder warrants each owned by minor children, Ashley Supple and John Supple IV.
(28)	Includes 250 shares and 50 shareholder warrants each owned by minor children, Erin Thiele, Andrew Thiele, Gerald Thiele, and Ryan Thiele.
(29)	Includes 26,667 vested stock options.
(30)	Includes 5,000 vested stock options.

Item 13.  Certain Relationships and Related Transactions, and Director Independence

There were no transactions between the Bank and Bank directors that would be required to be reported for 2010.

Certain directors and executive officers of the Bank, and their related interests, had loans outstanding in the aggregate amounts of $16.8 million and $14.6 million at December 31, 2010 and 2009 respectively.  During 2010 and 2009, $3.8 million and $1.2 million of new loans were made and repayments totaled $1.6 million and $1.5 respectively.  Management believes these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features.

Item 14.  Principal Accounting Fees and Services.

The following table presents fees for professional services rendered by Wipfli, LLP for audit of the Bank’s annual financial statements and other related professional services for the years ended December 31, 2010 and 2009:

	Wipfli, LLP
	2010	2009
Audit fees	$54,272	$76,940
Audit-related fees	3,644	11,128
Tax fees	4,573	5,812
All other fees	27,528	25,989
Total	$90,017	$119,869

Audit fees paid to Wipfli, LLP in 2010 include services for the 2009 audit and review of the 2009 Form 10-K, preliminary work for the 2010 audit, and review of Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010.  All other fees relate to the review of registration documents for the formation of a Bank holding company and related consultations.

Audit fees paid to Wipfli, LLP in 2009 include services for the 2008 audit and review of the 2008 Form 10-K, preliminary work for the 2009 audit, and reviews of Form 10-Q for the quarters ended March31, June 30, and September 30, 2009.  Audit-related fees include consultations related to SOX 404 readiness and application of general accepted accounting principles.  All other fees relate to the facilitation of a strategic planning session and related consultations.

Part IV

Item 15.  Exhibits, Financial Statement Schedules

(a)	Exhibits
3.1	Articles of Incorporation. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007.
3.2	Amended articles of Incorporation. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007.
3.3	By-laws. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007
10.1	Employment Agreement with Keith C. Pollnow. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007
10.2	Employment Agreement with Stanley G. Leedle. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007
10.3	Employment Agreement with John F. Glynn. The information required relating to this exhibit is incorporated by reference to the Form 8-K filed by the Bank on July 28, 2009
10.4	Employment Agreement with Debra K. Fernau. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007
10.5	Employment Agreement with Mark D. Troudt. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007
10.6	Lease (2201 Jackson Street, Oshkosh, WI). The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007.
10.7	2006 Stock Option Plan. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007.
10.8	Agreement of Resignation and Release dated February 24, 2011 between Keith Pollnow and Choice Bank. Filed herewith.
13	Annual Report to shareholders for the year ended December 31, 2009
14.1

Choice Bank Code of Ethics. The information required relating to this exhibit is incorporated by reference to the Form 10-SB filed by the Bank on April 29, 2007, and is posted on the Bank’s website, www.choicebank.com.

23.1	Consent of Auditors. Filed herewith.
31.1	Certification of Chief Executive Officer. Filed herewith.
31.2	Certification of Chief Financial Officer. Filed herewith.
32.1	Statement of Chief Executive Officer and Chief Financial Officer. Filed herewith.

Choice Bank Oshkosh, Wisconsin Financial Statements Years Ended December 31, 2010 and 2009

Choice Bank

Financial Statements

Years Ended December 31, 2010 and 2009

Table of Contents

Report of Independent Registered Public Accounting Firm 1

Financial Statements
Balance Sheets 2
Statements of Operations 3
Statements of Stockholders' Equity 5
Statements of Cash Flows 6
Notes to Financial Statements 7

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Choice Bank

Oshkosh, Wisconsin

We have audited the accompanying balance sheets of Choice Bank as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flow for the years then ended.  These financial statements are the responsibility of the Bank's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards for the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Choice Bank as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Wipfli LLP

Wipfli LLP

March 28, 2011

Green Bay, Wisconsin

1

Choice Bank

Balance Sheets

December 31, 2010 and 2009

Balance Sheet
December 31, 2010 and 2009
Assets	2010	2009
Cash and due from banks	$2,653,935	$941,962
Federal fund sold	6,438,000	521,000
Cash and cash equivalents	9,091,935	1,462,962
Interest-bearing deposits in banks	0	0
Securities available for sale	11,762,431	5,521,099
Loans held for sale	638,131	1,422,733
Loans, net	137,187,579	103,096,134
Premises and equipment, net	1,598,681	1,729,539
Other real estate owned	1,892,200	3,304,761
Deferred tax assets	0	2,727,045
Other assets	1,526,917	1,543,209
TOTAL ASSETS	$163,697,874	$120,807,482
Liabilities and Stockholders’ Equity
Liabilities:
Non-interest bearing deposits	$6,730,342	$5,057,864
Interest-bearing deposits	144,088,554	97,995,367
Total deposits	150,818,896	103,053,231
Other liabilities	623,533	365,575
Total Liabilities	151,442,429	103,418,806

Stockholder’s equity
Common Stock - $1 par value
Authorized – 3,177,000 shares
Issued and outstanding – 2,160,620 shares	2,160,620	2,160,610
Additional paid-in capital	20,441,866	20,430,838
Accumulated deficit	(10,534,452)	(5,451,796)
Accumulated other comprehensive income (loss)	187,411	249,014
Total stockholders’ equity	12,255,445	17,388,676
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$163,697,874	$120,807,482

See accompanying notes to financial statements.

2

Choice Bank

Statements of Operations

Years Ended December 31, 2010 and 2009

	2010	2009
Interest and dividend income:
Loans, including fees	$6,942,878	$5,933,376
Securities - Taxable	322,504	299,373
Federal funds sold	5,680	1,999
Total interest and dividend income	7,271,062	6,234,748

Interest expense:
Deposits	2,409,667	2,684,003
Borrowed funds	972	3,329
Total interest expense	2,410,639	2,687,332
Net interest income	4,860,423	3,547,416
Provision for loan losses	2,590,000	5,500,572
Net interest income, after provision for loan losses	2,270,423	(1,953,156)
Non-interest income:
Service fees	237,917	296,336
Secondary market fees	309,904	137,512
Rental income	367,228	255,580
Total non-interest income	915,049	689,428
Non-interest expense:
Salaries and employee benefits	2,037,366	1,539,648
Occupancy equipment	398,584	355,482
Data processing	197,939	182,074
Professional services	480,750	339,942
Marketing	102,409	97,502
Other real estate write-down	1,544,855	405,000
Other	692,125	532,600
Total non-interest expenses	5,454,028	3,452,248
Loss before income taxes	(2,268,556)	(4,715,976)
Provision (credit) for income taxes	2,814,100	(1,866,100)
Net loss	$(5,082,656)	$(2,849,876)
Earnings (loss) per share- basic and diluted	$(2.35)	$(1.32)

See accompanying notes to financial statements.

3

Choice Bank

Statements of Stockholders' Equity

Years Ended December 31, 2010 and 2009

			Additional		Accumulated
			Paid-		Other	Total
	Common Stock		In-Capital	Accumulated	Compresentive	Stockholder’s
	Shares	Amount	Common Stock	Deficit	Income	Equity
Balance at January 1, 2009	2,160,620	$2,160,620	$20,397,138	$ (2,601,920)	$ 150,000	$ 20,105,838
Comprehensive loss:
Net loss				(2,849,876)		(2,849,876)
Unrealized gains on securities available for sale, Net of tax					99,014	99,014
Total comprehensive income						(2,750,862)
Options and warrants compensation expense			33,700			33,700

Balance at December 31, 2009	2,160,620	2,160,620	20,430,838	(5,451,796)	249,014	17,388,676
Comprehensive loss:
Net loss				(5,082,656)		(5,082,656)
Unrealized gains on securities available for sale, Net of tax					(61,603)	(61,603)
Total comprehensive loss						(5,144,259)
Options and warrants compensation expense			11,028			11,028
Balance at December 31, 2010	2,160,620	2,160,620	$20,441,866	$(10,534,452)	$ 187,411	$ 12,255,445

See accompanying notes to financial statements.

4

Choice Bank

Statements of Cash Flows

Years Ended December 31, 2010 and 2009

	2010	2009
Increase (decrease) in cash and cash equivalents:

Cash flows from operating activities
Net income (loss)	$(5,082,656)	$(2,849,876)

Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation of premises and equipment	155,355	162,330
Provision for loan losses	2,590,000	5,500,572
Valuation allowance on other real estate	1,544,855	405,000
Compensation expense for options	11,028	33,700
Net amortization (accretion of securities)	18,288	(11,749)
Credit (change) for deferred taxes	2,814,100	(1,866,100)
Changes in operating assets and liabilities:
Loans held for sale	784,602	(1,176,389)
Other assets	16,292	(449,831)
Other liabilities	135,598	(259,206)
Net cash provided by operating activities	2,987,462	(511,549)
Cash flows from investing activities:
Change in interest-bearing deposits in banks	0	290,000
Purchases of securities available for sale	(7,201,836)	0
Proceeds from maturities and prepayments of securities available for sale	915,918	350,832
Proceeds from sale of other real estate	1,994,986	0
Loan originations and principal collections, net	(38,808,725)	(7,196,118)
Purchases of premises and equipment	(24,497)	(57,147)

Net cash used in investing activities	(43,124,154)	(6,612,433)

5

Choice Bank

Statements of Cash Flows (Continued)

Years Ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities
Net increase (decrease) in deposits	47,765,665	4,742,230

Net cash provided by (used in) financing activities	47,765,665	4,742,230

Net increase (decrease) in cash and cash equivalents	7,628,973	(2,381,752)
Cash and cash equivalents at beginning	1,462,962	3,844,714

Cash and cash equivalents at end	$9,091,935	$1,462,962

Supplemental cash flow information:
Cash paid during the year for:
Cash paid for Interest	$2,425,639	$2,940,051

Noncash investing and financing activities:
Transfer of loans to foreclosed assets	$2,127,280	$3,709,761

See accompanying notes to financial statements.

6

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies

Organization

Choice Bank (the "Bank") is a full-service community-oriented commercial bank.  The Bank offers a broad range of commercial and consumer banking services to local businesses, professionals, community service organizations, and individuals.  The Bank commenced operations in July 2006.  The Bank operates with two locations in Oshkosh, Wisconsin.  The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates in Preparation of Financial Statements

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows in the financial statements, cash and cash equivalents include cash on hand, interest-bearing and non-interest-bearing accounts in other financial institutions, and federal funds sold, all of which have original maturities of three months or less.

Interest-bearing Deposits in Banks

Interest-bearing deposits in banks mature within one year and are carried at cost.

7

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Securities

Securities are classified as available for sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss.  Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives of the securities.

Declines in fair value of securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Rate Lock Commitments

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Rate lock commitments are recorded only to the extent of fees received since recording the estimated fair value of these commitments would not have a significant impact on the financial statements.

8

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses.  Interest on loans is accrued and credited to income based on the unpaid principal balance.

The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication the borrower may be unable to make payments as they become due.  When loans are placed on nonaccrual or charged off, all unpaid accrued interest is reversed against interest income.  The interest on these loans is subsequently accounted for on the cash basis until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense as losses are estimated to have occurred.  Loan losses are charged against the allowance when management believes that the collectability of the principal is unlikely.  Subsequent recoveries, if any, are credited to the allowance.

Management regularly evaluates the allowance for loan losses using the Bank's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions, and other relevant factors.  This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

9

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance for loan losses consists of specific, general, and unallocated components.  The specific component relates to loans that are classified as doubtful, substandard, or special mention and includes allowances estimated for impaired loans.  The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses and reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance for loan losses includes specific allowances related to loans that have been judged to be impaired under current accounting standards.  A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement.  Management determines whether a loan is impaired on a case-by-case basis, taking into consideration the payment status, collateral value, length and reason of any payment delays, the borrower's prior payment record, and any other relevant factors.  Large groups of smaller balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated in the allowance for loan losses analysis and are not subject to impairment analysis unless such loans have been subject to a restructuring agreement.  Specific allowances for impaired loans are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition, various regulatory agencies periodically review the allowance for loan losses.  These agencies may require additions to the allowance for loan losses based on their judgments of collectability.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

10

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets

Stock Compensation Plans

The Bank accounts for employee stock compensation plans using the fair value based method of accounting.  Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is also the vesting period.

Income Taxes

Deferred income tax assets and liabilities have been determined using the liability method.  Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse.  Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.  A deferred tax valuation allowance is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

The Bank may also recognize a liability for unrecognized tax benefits from uncertain tax positions.  Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements.  Interest and penalties related to unrecognized tax benefits are classified as income taxes.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments including commitments to extend credit and unfunded commitments under lines of credit.  Such financial instruments are recorded in the financial statements when they become payable.

11

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is shown on the statements of stockholders' equity.  The Bank's accumulated other comprehensive income is comprised of the unrealized gains on securities available for sale, net of tax, and is shown on the statements of stockholders' equity.

Earnings (Loss) per Share

Basic earnings (loss) per share represents operating income (losses) divided by the weighted average number of common shares outstanding during the period.  Due to a weighted average strike price of potential common shares outstanding which is lower than the estimated average market value of the Bank's common stock, anti-dilution would occur in calculating diluted earnings per share.  As such, diluted earnings per share is not presented.

New Accounting Pronouncements

In January 2010, the FASB updated the Accounting Standards Codification to provide guidance to improve disclosure requirements related to fair value measurements and require reporting entities to make new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. The FASB also clarified existing fair value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. Entities will be required to separately disclose significant transfers into and out of Level 1 and Level 2 measurements in the fair value hierarchy and the reasons for the transfers. Except for the detailed Level 3 roll forward disclosures, the guidance is effective for annual and interim reporting periods beginning after December 15, 2009. The new disclosures about purchases, sales, issuances, and settlements in the roll forward activity for Level 3 fair value measurements are effective for interim and annual reporting periods beginning after December 15, 2010. In the initial adoption period, entities are not required to include disclosures for previous comparative periods; however, they are required for periods ending after initial adoption. Adoption of these disclosures did not have a significant impact on the Bank’s financial statements.

In February 2010, the FASB issued guidance that amended Topic 855, “Subsequent Events.” These Amendments to Certain Recognition and Disclosure Requirements remove the requirement for a Securities and Exchange Commission (“SEC”) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The FASB believes these amendments remove potential conflicts with the SEC’s literature. This amendment was effective immediately upon final issuance and did not have a significant impact on the Bank’s financial statements.

12

Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

In April 2010, the FASB issued guidance that updated Topic 310, “Receivables.” The Effect of Loan Modification when the Loan is Part of a Pool that is Accounted for as a Single Asset clarifies how a loan that is part of a pool should be accounted for if the loan is modified in such a manner that it would constitute a troubled debt restructuring. This amendment to Topic 310 indicates that modifications of loans that are accounted for within a pool do not result in the removal of these loans from the pool even if the modification of those loans would be considered troubled debt restructuring. The amendment is effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this amendment did not have a significant impact on the Bank’s financial statements.

In July 2010, the FASB issued new guidance related to disclosures about the credit quality of financing receivables and the allowance for credit losses. The guidance is designed to improve transparency in financial reporting by banks that hold financing receivables, which include loans. The guidance requires banks to provide more information in their disclosures about the credit quality of their loans and the credit reserves held against them, including an aging of past due receivables, detail on credit quality indicators, and information on loan modifications. Under the guidance, a bank needs to disaggregate new and existing disclosures based on how it develops its allowance for loan losses and how it manages credit exposures.

Existing disclosures are amended to require an entity to provide the following disclosures about its financing receivables on a disaggregated basis:

o

A roll-forward schedule of the allowance for credit losses from the beginning of the reporting period to the end of the reporting period on a portfolio segment basis, with the ending balance further disaggregated on the basis of the impairment method

o	For each disaggregated ending balance in item 1 above, the related recorded investment in financing receivables;

o	The nonaccrual status of financing receivables by class of financing receivables; and

o	Impaired financing receivables by class of financing receivables.

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Choice Bank

Notes to Financial Statements

Note 1	Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

The amendments also require an entity to provide the following additional disclosures about its financing receivables:

	o	Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables;

	o	The aging of past due financing receivables at the end of the reporting period by class of financing receivables;

	o	The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses;

o

The nature and extent of financing receivables modified as troubled debt restructurings within the previous twelve months that defaulted during the reporting period by class of financing receivables and their effect on the allowance for credit losses; and

	o	Significant purchases and sales of financing receivables during the reporting period disaggregated by portfolio segments.

The disclosures as of the end of the reporting period will be effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period will be effective for interim and annual reporting periods beginning on or after December 15, 2010. While this update to Topic 310 changed the format of certain disclosures, it did not have a significant impact on the Bank’s financial statements. The disclosures related to troubled debt restructurings were delayed for an estimated period of six months.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 classifications.

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Choice Bank

Notes to Financial Statements

Note 2	Cash and Due from Banks

In the normal course of business, the Bank maintains cash and due from bank balances with correspondent banks that are participating in the Federal Deposit Insurance Corporation’s (FDIC’s) Transaction Account Guarantee Program.  Consequently, all account balances with correspondent banks are guaranteed by the FDIC through December 31, 2012, upon which time the insurance is expected to revert back to $250,000.

Note 3	Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31 follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

2010

Securities available for sale:
U.S. agency securities	$ 1,100,211	$ 33,580	$ 7,863	$ 1,125,928
Municipal bonds	4,570,615	212,257	10,478	4,722,394
Mortgage-related securities	2,681,834	82,275	0	2,764,109
Corporate bonds	3,100,000	0	0	3,100,000

Total securities available for sale	$11,452,660	$328,112	$ 18,341	$11,762,431

2009

Securities available for sale:
U.S. agency securities	$ 596,702	$ 43,611	$ 0	$ 640,313
Municipal bonds	3,069,587	194,390	0	3,263,977
Mortgage-related securities	1,518,741	98,068	0	1,616,809

Total securities available for sale	$ 5,185,030	$ 336,069	$ 0	$5,521,099

	Less than 12 months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Securities available for sale:
U.S. agency securities	$1,473,891	$ (7,863)	$1,473,891	$ (7,863)
Municipal bonds	1,491,375	(10,478)	1,491,375	(10,478)
Total securities available for sale	$2,965,266	$ (18,341)	$2,965,266	$ (18,341)

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Choice Bank

Notes to Financial Statements

Note 3	Securities (Continued)

Fair values of securities are estimated based on financial models or prices paid for similar securities.  It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

The following is a summary of amortized cost and estimated fair value of debt securities by contractual maturity as of December 31, 2010.  Contractual maturities will differ from expected maturities for mortgage-related securities because borrowers may have the right to call or prepay obligations without penalties.

	Available for Sale
	Amortized	Estimated
	Cost	Fair Value

Due within one-year	$ 3,698,403	$ 3,723,836
Due after one year through five years	4,080,615	4,242,861
Due after five years through ten years	991,808	1,031,626

Subtotal	$ 8,770,826	$ 8,998,323
Mortgage-related securities	2,681,834	2,764,108

Total	$ 11,452,660	$ 11,762,431

There were no sales of securities in 2010 and 2009.

As of December 31, 2010, the amortized cost and estimated fair value of securities pledged to secure an unused line of credit was $6,348,998 and $6,668,963, respectively.  As of December 31, 2009, the amortized cost and estimated fair value of securities pledged to secure an unused line of credit was $5,185,030 and $5,521,099, respectively.

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Choice Bank

Notes to Financial Statements

Note 4	Loans

The composition of loans at December 31 is as follows:

	2010	2009

Commercial	$26,428,301	$21,502,232
Real Estate:
Commercial	62,208,710	42,510,972
Residential	32,477,382	28,520,256
Construction	11,514,963	5,965,779
Second mortgages	1,903,147	2,111,250
Equity lines of credit	5,059,613	3,800,744
Consumer	641,195	807,738

Subtotals	140,233,311	105,218,971
Less- Allowance for loan losses	3,045,732	2,122,837

Loans, net	$137,187,579	$103,096,134

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Choice Bank

Notes to Financial Statements

Note 4	Loans (Continued)

The following table presents summary account activity of the allowance for loan losses by loan category as of December 31, 2010:

(Dollars in thousands)	December 31, 2010
	Commercial	Real Estate	Other	Total
Allowance for credit losses:
Balance, beginning of period	$ 730	$ 1,240	$ 153	$ 2,123
Charge-offs	673	1,120	1	1,794
Recoveries	127	0	0	127
Provision	946	1,784	(140)	2,590
Balance, end of period	$ 1,130	$ 1,904	$ 12	$ 3,046

Ending Balance:Individually evaluated for impairment	$ 277	$ 45	$ 0	$ 322

Ending Balance: Collectively evaluated for impairment	$ 853	$ 1,859	$ 12	$ 2,724

(Dollars in thousands)	December 31, 2010
	Commercial	Real Estate	Other	Total
Loans valued for impairment:
Individually	$ 9,789	$ 110	$ 0	$ 9,899
Collectively	16,639	113,054	641	130,334
Total	$ 4,428	$ 113,164	$ 641	$ 140,233

The following table presents summary account activity of the allowance for loan losses as of December 31, 2009:

(Dollars in thousands)	2009

Balance at beginning	1,318
Provision for loan losses	5,501
Charge-offs	4,698
Recoveries	2
Balance at end	2,123

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Choice Bank

Notes to Financial Statements

Note 4	Loans (Continued)

The following is a summary of information pertaining to impaired loans:

December 31, 2010
	Commercial	Commercial real estate	Total
(Dollars in thousands)
Unpaid principal balance	$ 745	$ 110	$ 845
Impaired loans with no allowance	$ 0	$ 0	0
Impaired loans with allowance	745	110	855
Total impaired loan balance	$ 745	$ 110	$ 855
Related allowance	$ 277	$ 45	$ 322
Average balance	$ 186	$ 110	$ 171

December 31, 2009
(Dollars in thousands)
Impaired loans without a valuation allowance	$ 2,127
Impaired loans with a valuation allowance	1,881
Valuation allowance related to impaired loans	1,020
Total nonaccrual loans	3,793
Average investment in impaired loans	1,336

The following is a summary of information pertaining to past due and non-performing loans:

	December 31, 2010
	30-89 days past due	Greater than 90 days and nonaccruing	Total past due and nonaccruing	Current loans	Total loans

Commercial	$ 48	$ 35	$ 83	$ 26,345	$ 26,428
Real estate:
Commercial	0	225	225	61,984	$ 62,209
Residential	0	0	0	32,477	$ 32,477
Construction	0	0	0	11,515	$ 11,515
Second Mortgages	0	0	0	1,903	$ 1,903
Equity lines of credit	0	0	0	5,060	$ 5,060
Consumer	0	0	0	641	$ 641
Total	$ 48	$ 260	$ 308	$ 139,925	$ 140,233

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Choice Bank

Notes to Financial Statements

Note 4	Loans (Continued)

(Dollars in thousands)	December 31, 2010
	Commercial	Real Estate	Consumer	Total
Risk Grade
Grade - 1	$ 0	$ 0	$ 0	$ 0
Grade - 2	36	0	0	36
Grade - 3	1,196	7,840	0	9,036
Grade - 4	796	6,389	0	7,185
Grade - 5	12,882	68,018	0	80,900
Grade - 6	4,807	8,817	0	13,624
Grade - 7	2,618	3,057	0	5,675
Grade - 8	4,058	1,649	0	5,707
	$ 26,393	$ 95,770	$ 0	$ 122,163
Performing	$ 0	$ 17,169	$ 641	$ 17,810
Non-performing	$ 35	$ 225	$ 0	$ 260
	$ 26,428	$ 113,164	$ 641	$ 140,233

The impaired loans consist of five loans of which all are performing and accruing interest. No interest payments were collected on nonaccruing loans during 2010

Directors, executive officers, and principal stockholders of the Bank, including their families and firms in which they are principal owners, are considered to be related parties.  Substantially all loans to these related parties were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

A summary of loans to directors, executive officers, principal stockholders, and their affiliates as of December 31 is as follows:

	2010	2009
Balance at beginning	$ 14,585,338	$ 14,912,937
New Loans	3,836,531	1,167,966
Repayments	(1,642,949)	(1,495,565)
Balance at end	$ 16,778,920	$ 14,585,338
Unfunded lines of credit (not included above)	$ 544,012	$ 447,930

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Choice Bank

Notes to Financial Statements

Note 5	Premises and Equipment
An analysis of premises and equipment at December 31 follows:

	2010	2009

Land	$ 285,000	$ 285,000
Buildings	1,088,606	1,088,606
Furniture and equipment	537,964	527,190
Computer equipment	329,921	316,197

Totals	2,241,491	2,216,993
Less – Accumulated depreciation	642,810	487,454

Premises and equipment, net	$ 1,598,681	$ 1,729,539

Depreciation of premises and equipment charged to operating expense totaled $155,355 and $162,330 in 2010 and 2009, respectively.

The Bank leases a branch facility from a bank director under a ten-year noncancelable operating lease expiring in 2016 with options to renew for additional years at the expiration of the initial lease.  The Bank also pays for real estate taxes, insurance, and maintenance under this net lease.  The terms of the lease are determined to be at a market rate.  Rent expense was $49,392 for 2010 and 2009.

Future minimum rental payments under noncancelable lease terms as of December 31, 2010, are as follows:

2011	$ 49,392
2012	49,392
2013	49,392
2014	49,392
2015	49,392
Thereafter	49,392

Total	$ 296,352

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Choice Bank

Notes to Financial Statements

Note 6	Deposits
The composition of deposits at December 31 is as follows:

Non-interest bearing demand deposits	$6,730,342	$5,057,864
Interest-bearing demand deposits	3,109,973	2,275,636
Savings deposits	3,257,156	4,053,869
Money market deposits	53,571,610	32,448,524
Certificates of deposit less than $100,000	36,762,000	29,670,671
Certificates of deposit $100,000 and greater	47,387,815	29,546,667

Total deposits	$150,818,896	$103,053,231

The scheduled maturities of certificates of deposit at December 31, 2010 are summarized as follows:

2011	$47,488,231
2012	12,238,172
2013	11,829,617
2014	605,957
Thereafter	11,987,838

Total	$84,149,815

Deposits from directors, executive officers, principal stockholders, and their affiliates totaled approximately $3,721,000 and $4,362,000 as of December 31, 2010 and 2009, respectively.

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Choice Bank

Notes to Financial Statements

Note 7	Income Taxes
The components of the provision for income taxes are as follows:

	2010	2009
Deferred tax expense (credit):
Federal	$(670,400)	$(1,623,100)
State	(175,900)	(243,000)
Total deferred	$(846,300)	$(1,866,100)
Change in valuation allowance	3,660,400	0
Total provision (credit for income taxes	$2,814,100	$(1,866,100)

A summary of the sources of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:

	2010		2009
	Amount	% of Pretax Income	Amount	% of Pretax Income
		(Dollars in Thousands)
Tax credit at statutory rate	$(771,300)	(34.0)	$ (1,603,000)	(34.0)
Increase (decrease) in taxes resulting
from:
Stock option compensation	3,700	0.2	11,000	0.2
Other	41,100	1.8	114,900	2.4
Change in valuation allowance	3,660,400	161.4	0	--
State tax	(119,800)	(5.3)	(389,000)	(8.2)

Total credit for income taxes	$2,814,100	124.1	$ (1,866,100)	(39.6)

23

Choice Bank

Notes to Financial Statements

Note 7	Income Taxes (Continued)

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Bank’s assets and liabilities.

Primarily due to the write down of other real estate owned and the provision for loan losses recognized in 2010, the Bank's net deferred tax asset (prior to any valuation allowance) increased to $3,660,400.  All available evidence, both positive and negative, was considered to determine whether any impairment of this asset should be recognized.  Based on consideration of the available evidence including historical losses which must be treated as substantial negative evidence and an uncertain economy and the potential effect on the Bank's asset quality, a valuation allowance was determined to be necessary at December 31, 2010.

The major components of the net deferred tax asset (liability) as of December 31 are presented below:

	2010	2009

Deferred tax assets:
Allowance for loan losses	$ 585,400	$ 454,000
Net operating loss	2,037,600	1,982,100
Organization and start-up expenses	270,400	296,000
Other real estate valuation allowances	770,800	165,000
Other	70,600	--
Total deferred tax assets	$ 3,734,800	$ 2,897,100

Deferred tax liabilities:
Unrealized gain on securities available for sale	(122,400)	(87,055)
Fixed assets and prepaid expenses	(74,400)	(83,000)

Total deferred tax liabilities	(196,800)	(170,055)

Valuation allowance	(3,660,400)	0

Net deferred tax asset/(liability)	$ (122,400)	$ 2,727,045

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Choice Bank

Notes to Financial Statements

Note 7	Income Taxes (Continued)

The Bank has state net operating loss carryforwards totaling approximately $5,200,000 that may be applied against future federal and state taxable income earned.  The carryforwards begin to expire in December 31, 2026 for federal purposes and December 31, 2021 for Wisconsin purposes.

Income tax returns for the calendar years 2007 through 2009, with few exceptions, remain open to examination by federal and state taxing authorities.

25

Choice Bank

Notes to Financial Statements

Note 8	Stockholders' Equity and Regulatory Matters

The declaration and payment of cash dividends by the Bank to stockholders is restricted by certain statutory and regulatory limitations.  These limitations state that the Bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of the Bank's net income during the current calendar year and the retained net income of the prior two calendar years.  Prior written regulatory approval must be obtained to make an exception.  There were no cash dividends paid to stockholders by the Bank in 2010 or 2009.

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.  It is management's opinion, as of December 31, 2010, that the Bank meets all applicable capital adequacy requirements.

26

Choice Bank

Notes to Financial Statements

Note 8	Stockholders' Equity and Regulatory Matters (Continued)

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

In consultation with our Banking Regulators we have recently implemented or are in the process of implementing several strategic initiatives designed to strengthen the Bank’s financial condition.  One of our strategic initiatives is to achieve a Tier 1 Leverage Capital ratio of at least 8 percent of total asets and a Total Risk-Based capital ratio level of at least 11 percent of total assets within approximately two months and a Tier 1 Leverage Capital ratio of 9 % and Total Risk-Based Capital ratio of 12% within approximately five months.  However, at December 31 2010, our Tier 1 Leverage Capital ratio was 10.85% and our Total Risk-Based Capital ratio was 7.22%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2010			(In Thousands)

Total risk-based capital (to risk weighted assets)	$13,660	10.85%	$10,075	>8.00%	$12,594	>10.00%

Tier 1 capital (to risk- weighted assets)	$12,068	9.58%	$5,038	>4.00%	$7,556	>6.00%

Tier 1 capital (to average assets	$12,068	7.22%	$6,686	>4.00%	$8,357	≥ 5.00%

2009

Total risk-based capital (to risk weighted assets)	$ 16,038	16.62%	$ 7,720	≥ 8.00%	$ 9,650	≥ 10.00%

Tier 1 capital (to risk- weighted assets)	$ 14,820	15.36%	$ 3,860	≥ 4.00%	$ 5,790	≥ 6.00%

Tier 1 capital (to average assets	$ 14,820	12.51%	$ 4,740	≥ 4.00%	$ 5,925	≥ 5.00%

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Choice Bank

Notes to Financial Statements

Note 9	Commitments, Contingencies, and Credit Risk

Financial Instruments With Off-Balance-Sheet Credit Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss is represented by the contractual, or notional, amount of these commitments.  The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.  Since some of the commitments are expected to expire without being drawn upon and some of the commitments may not be drawn upon to the total extent of the commitment, the notional amount of these commitments does not necessarily represent future cash requirements.

The following commitments were outstanding at December 31:

	Notional Amount
	2010	2009

Commitments to extend credit	$ 25,091,078	$ 1,918,454
Unfunded commitments under lines of credit	9,836,595	7,064,640

Commitments to extend credit are agreements to lend to a customer at fixed or variable rates as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, home equity lines of credit, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.  These lines of credit may or may not require collateral and may or may not contain a specific maturity date.  Commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitments do not necessarily represent future cash requirements.

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Choice Bank

Notes to Financial Statements

Note 9	Commitments, Contingencies, and Credit Risk (Continued)

Legal Contingencies

Various legal claims arise from time to time in the normal course of business.  In the opinion of management, any liability resulting from such proceedings would not have a material impact on the financial statements.

Concentration of Credit Risk

The majority of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area.  The concentrations of credit by type are set forth in Note 4.  Standby letters of credit were granted primarily to commercial borrowers.  Management believes the diversity of the local economy will prevent significant losses during the economic downturn, but the portfolio is monitored on a continuous basis.

Unused Lines of Credit

As of December 31, 2010, the Bank has $9,800,000 at Bankers' Bank, Madison to be drawn as needed.  The maximum outstanding at any one time during 2010 was $1.8 million.  The weighted rate on average outstanding balances for 2010 was 0.66%.  At December 31, 2010, there was no outstanding balance on our line of credit.

Note 10	Employee Benefit Plan

The Bank sponsors a 401(k) profit sharing plan covering substantially all employees.  Employees are allowed to make voluntary contributions to the plan up to 15% of their compensation, subject to limits imposed by federal tax laws.

During 2010, the Bank made matching contributions on behalf of each employee participant.  The Bank contributed an amount equal to 100% of the amount of each employee elective contribution that did not exceed 3% of the employee participant’s compensation and 50% of the amount of the employee participant’s contribution that exceeded 3% of the employee participant’s compensation up to a maximum Bank contribution of 5% of the employee participant’s compensation.

The Bank expensed contributions of $60,001 for 2010 and expensed contributions of $40,095 for 2009.

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Choice Bank

Notes to Financial Statements

Note 11	Stock Compensation Plan

Under the stock incentive plan, the Bank may grant options to its directors, officers, and employees for up to 360,000 shares of common stock.  The plan requires that options granted qualify as incentive options.  The exercise price equals the market value of the Bank's stock at the grant date.  The vesting period ranges from one to three years, and the maximum term is ten years.  Compensation cost relates to share-based payment transactions being recognized in the financial statements with measurement based on the fair value of the equity instrument at time of grant.  For the years ended December 31, 2010 and 2009, the Bank recognized $11,028 and $33,700, respectively, in compensation expense for stock options.  60,000 stock options were granted in 2010 that will vest proportionately over a period of three years.

Following is a summary of stock option transactions for the year ended December 31, 2010:

	Number of Options	Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at beginning of year	63,333	$10.00	7.56 years
Granted during the year	60,000	10.00	7.19 years

Outstanding at end of year	123,333	$10.00	7.38 years

Exercisable at end of year	76,667	$10.00	6.38 years

Information pertaining to options outstanding at December 31, 2010, is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Amount

$ 10.00	123,333	7.38 yrs	$ 10.00	76,667	$ 766,670

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Choice Bank

Notes to Financial Statements

Note 11	Stock Compensation Plan (Continued)

As of December 31, 2010, the Bank has 46,666 in nonvested shares.  The Bank issued 60,000 options in 2006, 5,000 options in 2009, and 60,000 options in 2010 of which 76,667 were fully vested and 1,667 were forfeited as of December 31, 2010.  As of December 31, 2010, no options were exercised.

As of December 31, 2010, there were total unrecognized compensation costs of $22,371 related to nonvested share-based compensation arrangements, which are expected to be recognized in years 2011 through 2013.

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were used in estimating the fair value for options granted in 2010:

	January 2010	March 2010
Fair Value	$ 0.49	$ 0.46
Stock Asset Price	$ 8.25	$ 8.10
Option Strike Price	$ 10.00	$ 10.00
Maturity	10.0	10.0
Risk-free interest rate	0.06%	0.16%
Volatility	10.00%	10.00%

The weighted average grant date fair value for granted shares in 2010 totaled $29,100.  There was no aggregate intrinsic value for outstanding stock options as of December 31, 2010 because the strike price on granted options exceeded the market price for Bank stock.

31

Choice Bank

Notes to Financial Statements

Note 12	Warrants

In the initial stock offering, all stockholders were granted one warrant for every 5 shares of common stock purchased.  The warrants allow the holder to purchase an additional share of stock at $12.50 per share.  They are exercisable at any time and originally expired three years after the date of the Bank opening.  The expiration date was extended to July 24, 2012, during 2008.

	Warrants issued Exercised	431,990 (620)

	Remaining balance	431,370

The 19 Bank organizers, now directors, assumed substantial financial risk by investing funds and guaranteeing loans to fund the charter application process and capital campaign.  Each received 11,250 warrants to purchase shares of Bank stock at $10 per share.  The warrants are exercisable immediately and expire after ten years.  A total of 213,750 organizer warrants were issued.  None have been exercised as of December 31, 2010 and 2009.

Both types of warrants are transferable.

Note 13	Earning (Loss) per Share

Calculation of earnings (loss) per share:

	2010	2009
Net income (loss)	$(5,082,656)	$(2,849,876)
Average share outstanding	2,160,620	2,160,620
Basic earnings (loss) per share	$ (2.35)	$ (1.32)

32

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements

Accounting standards describe three levels of inputs that may be used to measure fair value (the fair value hierarchy).  The level of an asset or liability within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement of that asset or liability.

Following is a brief description of each level of the fair value hierarchy:

Level-1 - Fair value measurement is based on quoted prices for identical assets or liabilities in active markets.

Level-2 - Fair value measurement is based on: (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; or (3) valuation models and methodologies for which all significant assumptions are or can be corroborated by observable market data.

Level-3 - Fair value measurement is based on valuation models and methodologies that incorporate at least one significant assumption that cannot be corroborated by observable market data.  Level 3 measurements reflect the Bank's estimates about assumptions market participants would use in measuring fair value of the asset or liability.

Some assets and liabilities, such as securities available for sale, are measured at fair value on a recurring basis under accounting principles generally accepted in the United States.  Other assets and liabilities, such as impaired loans, may be measured at fair value on a nonrecurring basis.

Following is a description of the valuation methodology used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

Securities available for sale - Securities available for sale are classified as Level 2 measurements within the fair value hierarchy.  Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, corporate debt securities, and mortgage-related securities.  The fair value measurement of a Level 2 security is obtained from an independent pricing service and is based on recent sales of similar securities and other observable market data.

Loans held for sale - Loans held for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value.  The fair value measurement of a loan held for sale is based on current secondary market prices for similar loans, which is considered a Level 2 measurement.

33

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements (Continued)

Loans - Loans are not measured at fair value on a recurring basis.  However, loans considered to be impaired (see Note 1) may be measured at fair value on a nonrecurring basis.  The fair value measurement of an impaired loan that is collateral dependent is based on the fair value of the underlying collateral.  All other impaired loan measurements are based on the present value of expected future cash flows discounted at the applicable effective interest rate and, thus, are not fair value measurements.  Fair value measurements of underlying collateral that utilize observable market data, such as independent appraisals reflecting recent comparable sales, are considered Level 2 measurements.  Other fair value measurements that incorporate estimated assumptions market participants would use to measure fair value are considered Level 3 measurements.

Other real estate owned - Real estate and other property acquired through or in lieu of loan foreclosure are not measured at fair value on a recurring basis.  However, foreclosed assets are initially measured at fair value (less estimated costs to sell) when they are acquired and may also be measured at fair value (less estimated costs to sell) if they become subsequently impaired.  The fair value measurement for each asset may be obtained from an independent firm or prepared internally.  Fair value measurements obtained from independent firms are generally based on sales of comparable assets and other observable market data and are considered Level 2 measurements.  Fair value measurements prepared internally are based on observable market data but include significant unobservable data and are therefore considered Level 3 measurements.

34

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements (Continued)

Information regarding the fair value of assets and liabilities measured at fair value on a recurring basis as of December 31 follows:

Recurring Fair Value Measurements Using
	Assets Measured at Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

2010

Securities available for sale	$ 11,762,431	$ 0	$ 11,762,431	$ 0
Loans held for sale	638,131	0	638,131	0

Total Assets	$ 12,400,562	$ 0	$ 12,400,562	$ 0

2009

Securities available for sale	$ 5,521,099	$ 0	$ 5,521,099	$ 0
Loans held for sale	1,422,733	0	1,422,733	0

Total Assets	$ 6,943,832	$ 0	$ 6,943,832	$ 0

35

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements (Continued)

Information regarding the fair value of assets and liabilities measured at fair value on a recurring basis as of December 31 follows:

Nonrecurring Fair Value Measurements Using
	Assets Measured at Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

2010

Impaired loans	$ 533,000	$ 0	$ 533,000	$ 0
Other real estate owned	1,892,200	0	1,892,200	0

Total	$ 2,425,200	$ 0	$ 2,425,200	$ 0

2009

Impaired loans	$ 860,814	$ 0	$ 860,814	$ 0
Other real estate owned	3,304,761	0	3,304,761	0

Total	$ 4,165,575	$ 0	$ 4,165,575	$ 0

Loans with a carrying amount of $855,000 were considered impaired and were written down to their fair value of $533,000.  As a result, the Bank recognized a specific valuation allowance against these impaired loans totaling $322,000 during the year ended December 31, 2010.

Other real estate owned with a carrying amount of $3,437,055 was written down to a fair value of $1,892,200.  As a result, an impairment charge of $1,544,855 was included in earnings for the year ended December 31, 2010.

36

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements (Continued)

The Bank estimates fair value of all financial instruments regardless of whether such instruments are measured at fair value.  The following methods and assumptions were used by the Bank to estimate fair value of financial instruments not previously discussed.

Cash and cash equivalents - Fair value approximates the carrying value.

Interest-bearing deposits - Fair value is estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Loans - Fair value of variable rate loans that reprice frequently is based on carrying value.  Fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings.  Fair value of impaired and other nonperforming loans is estimated using discounted expected future cash flows or the fair value of underlying collateral, if applicable.

Accrued interest receivable and payable - Fair value approximates the carrying value.

Deposits - Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date.  Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently being offered on similar time deposits.

37

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements (Continued)

The carrying value and estimated fair value of financial instruments at December 31 follows:

	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$ 9,091,935	$ 9,091,935	$ 1,462,962	$ 1,462,962
Securities available for sale	11,762,431	11,762,431	5,521,099	5,521,099
Loans held for sale	638,131	638,131	1,422,733	1,422,733
Loans, net	137,187,579	140,611,518	103,096,134	109,543,048
Accrued interest receivable	509,594	509,594	357,723	367,723

Total financial assets	$ 159,189,670	$ 162,613,609	$ 111,890,651	$ 118,347,565

Financial liabilities:
Deposits	$ 150,818,896	$ 151,490,301	$ 103,053,231	$ 103,011,580
Accrued interest payable	188,195	188,195	203,195	203,195

Total financial liabilities	$ 151,007,091	$ 151,678,496	$103,256,426	$103,214,775

Limitations - The fair value of a financial instrument is the current amount that would be exchanged between market participants, other than in a forced liquidation.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Bank's various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.  Consequently, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank

38

Choice Bank

Notes to Financial Statements

Note 14	Fair Value Measurements (Continued)

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular instrument.  Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates.  Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business.  Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand.  This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time.  This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts nor is it recorded as an intangible asset on the balance sheets.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

39

Exhibit 10.8

AGREEMENT OF RESIGNATION

AND RELEASE

THIS AGREEMENT OF RESIGNATION AND RELEASE (hereinafter the “Agreement”) is entered into by and between CHOICE BANK (hereinafter “Choice”) and KEITH C. POLLNOW (hereinafter “Mr. Pollnow”).

In consideration of the mutual covenants and additional consideration hereinafter set forth, Choice and Mr. Pollnow hereby agree as follows:

1.

Non-Admission.  This Agreement is made in full, final and complete compromise and settlement of any disputed claims between Choice and Mr. Pollnow.  Neither the negotiation, undertaking, agreement to provide, nor actual provision of payments under this Agreement shall in any way be construed as an acknowledgment or admission by any of the parties of any liability or wrongdoing whatsoever under federal, state or local law.  Additionally, this Agreement shall not create any precedent or past practice.

2.

Resignation.  By executing this Agreement, Mr. Pollnow hereby tenders his irrevocable voluntary resignation as an employee with Choice and his position on the Board of Directors of Choice effective Friday February 25, 2011.  Choice hereby accepts such resignations.

3.

Consideration.  In consideration for this Agreement, Choice agrees to provide Mr. Pollnow with the following:

3.1.

Choice agrees to continue to pay to Mr. Pollnow base salary minus appropriate payroll taxes and other deductions through August 31, 2011, with such amount to be paid on regular paydays starting upon expiration of the revocation period set forth in this Agreement.

3.2

Choice agrees that for the first six (6) months on COBRA health insurance continuation, (March through August, 2011), it will continue to pay its share of health insurance premiums in the same amount as that paid as of the date of resignation to the degree Mr. Pollnow elects health insurance continuation, or sooner to the degree Mr. Pollnow becomes eligible for other comparable health insurance.  Thereafter Mr. Pollnow will make full premium payments for the remainder of the COBRA period to the degree he elects to continue coverage.

3.3.

Choice agrees that in response to any inquiries for employment for Mr. Pollnow, Choice shall provide a neutral reference.

1

3.4.

Choice agrees that this resignation is in lieu of termination, but not for misconduct as it relates to a claim for unemployment compensation.  As such, Choice will not contest a claim for unemployment compensation.

4.

Acceptance and Revocation Procedures.  Choice wishes to ensure that Mr. Pollnow voluntarily agrees to the terms contained in this Agreement and does so only after they are fully understood by him.  Accordingly, the following procedures shall apply:

4.1.

Mr. Pollnow shall have twenty-one (21) calendar days from the date that he initially received this Agreement to accept its terms.  He may accept this Agreement and its terms by signing and dating it on or before March 16, 2011, and returning it to Choice.  The signed and dated Agreement must be delivered and addressed to Mr. Rodney Oilschlager, in an envelope marked “Personal and Confidential” at 2450 Witzel Avenue, Oshkosh, Wisconsin.

4.2.

Mr. Pollnow shall have seven (7) calendar days from the date that he executes this Agreement in which to withdraw his acceptance of this Agreement’s terms (the “Revocation Period”).  Such revocation shall not be effective unless written notice is received by Choice on or before the end of the seventh calendar day following the date Mr. Pollnow executes this Agreement.  Notice of revocation must be delivered to Mr. Rodney Oilschlager, in an envelope marked “Personal and Confidential” at 2450 Witzel Avenue, Oshkosh, Wisconsin.

4.3.

This Agreement will not be binding or enforceable unless Mr. Pollnow has signed and delivered this Agreement as provided above and has elected not to exercise his revocation rights, as described in Paragraph 4.2., above.

If Mr. Pollnow gives timely notice of his intention to revoke his acceptance of the terms set forth in this Agreement, this Agreement shall become null and void.

4.4

Mr. Pollnow represents and warrants to Choice that, in the event he elects to accept the terms of this Agreement, by signing this Agreement, the date appearing on the last page of this document shall be the actual date on which he has signed this Agreement.

4.5.

Choice encourages Mr. Pollnow to review this Agreement with an attorney of his choice prior to signing it.

2

5.

Miscellaneous.  Should Mr. Pollnow accept the terms of this Agreement, the Agreement shall be governed by the following:

5.1

Mr. Pollnow agrees and understands that he shall not be entitled now or hereafter to any further fees, renumeration, benefits or compensation in any manner except as set forth in this Agreement.  Mr. Pollnow specifically recognizes that he shall be not paid other severance amounts set forth in his employment agreement including but not limited to Section H of that agreement.

5.2.

This Agreement constitutes the complete understanding between Choice and Mr. Pollnow concerning all matters addressed herein.  If Mr. Pollnow accepts this Agreement, it shall supersede all prior agreements, understandings and practices concerning such matters including, but not limited to, any contracts, personnel documents, handbooks or policies and any prior customs or practices of Choice.

5.3.

This document and its interpretation shall be governed and construed in accordance with the laws of Wisconsin.  It shall be binding upon the parties hereto and their respective successors and assigns.

5.4

Mr. Pollnow agrees that the terms of this Agreement shall be confidential and in addition, except as necessary for Mr. Pollnow to work with his attorney and tax consultants.  In addition, Mr. Pollnow agrees not to engage in any negative communication regarding Choice.

6.

Waiver.  Mr. Pollnow, on behalf of himself, his heirs and assigns, his respective agents, officers, directors, representatives and employees, hereby irrevocably and unconditionally release and discharge Choice, its respective agents, officers, directors, representatives and employees (whether past or present) from any and all grievances, claims, demands, rights, damages, costs, losses, suits, actions, causes of action, attorneys’ fees and expenses of any nature whatsoever, in law or equity, known or unknown, arising from or by reason of any matter, act, omission, cause or anything whatsoever, in law or equity, known or unknown, arising from or by reason of any matter, act, omission, cause or anything whatsoever, whether known or unknown, foreseen or unforeseen, arising prior to the signing of this Agreement including, without limitation, any and all claims by or on behalf of Mr. Pollnow that Choice ever committed any statutory violation or other wrong with respect to Mr. Pollnow relating to or arising out his employment with Choice; any and all claims or other liability or damage of any nature whatsoever which has arisen or might have arisen from alleged acts, omissions, events, circumstances or conditions related to Mr. Pollnow’s employment with Choice; his resignation from Choice; and any and all claims arising out of any alleged violations of any contract, express or implied; any covenant of good faith and fair dealing, express or implied; any tort (including, but not limited to, claims of willful or negligent infliction of emotional harm, liable, slander and invasion of privacy), any federal, state or local law, whether statutorily codified or not, governing discrimination in employment, wrongful discharge or other governmental statute including, but not limited to,

3

Unemployment Compensation, the Wisconsin Fair Employment Act, §§ 111.31-111.395, Wis. Stats., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq., as amended by the Civil Rights Act of 1991; the Equal Pay Act; Ch. 109, Wis. Stats.; the Age Discrimination in Employment Act (As amended by the Older Workers Benefit Protection Act, P.L. 101-433, § 201; 104 Stats. 983; amending U.S.C. § 626); and the Americans with Disabilities Act.  Mr. Pollnow further agrees to waive any right to costs, fees or expenses, including reasonable attorneys’ fees, incurred in relation to this Agreement.  Finally, Mr. Pollnow agrees that any payments made by Choice hereunder shall offset any costs, fees or expenses levied against Choice in relation to Mr. Pollnow’s employment with Choice.

7.

Affirmations.  Mr. Pollnow affirms that he has not filed or caused to be filed, and is presently not a party to, any claim, complaint or action against Choice in any forum.  Mr. Pollnow further affirms that he has no known workplace injury or occupational diseases and has been provided with and/or has not been denied any leave requested under federal or state family and medical leave provisions.

8.

Re-employment.  Mr. Pollnow understands and agrees that as a condition of this Agreement, he shall not be entitled now, or hereafter, to any employment or re-employment with Choice and further agrees not to institute any action, lawsuit or proceeding against Choice for any failure to employ or re-employ him.

9.

Interpretation.  The parties acknowledge that this Agreement shall not be construed against any party on the grounds of sole authorship.  No provision of this Agreement may be modified, waived or discharged unless its waiver, modification or discharge is agreed upon in writing and signed by Mr. Pollnow and such official as may specifically be designated by Choice.

10.

The parties hereto have read the foregoing and, by signing this Agreement, represent that they understand all of its terms and have had a full opportunity to consult with a representative of their choice for advice.

11.

IN ENTERING INTO THIS AGREEMENT, EACH PARTY EXPRESSLY STATES THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED TO SUCH PARTY BY ITS RESPECTIVE ATTORNEY, AGENT, OR REPRESENTATIVE, THAT THE PARTY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF ITS OWN FREE WILL AND THAT THE PARTY UNDERSTANDS THAT THIS AGREEMENT CONSTITUTES A FULL, FINAL AND BINDING SETTLEMENT OF THE MATTERS COVERED BY THIS AGREEMENT.  EACH PARTY FURTHER STATES THAT ITS WILLINGNESS TO ENTER INTO THIS AGREEMENT WAS NOT INDUCED BY, OR BASED UPON, ANY REPRESENTATION BY ANY OTHER PARTY HERETO, OR ITS AGENTS OR EMPLOYEES, WHICH IS NOT CONTAINED IN THIS AGREEMENT.  VALUABLE LEGAL RIGHTS ARE WAIVED HEREUNDER.

KEITH C. POLLNOW		CHOICE BANK

/s/ Keith C. Pollnow		/s/ Rodney Oilschlager
Date:	February 24, 2011	Date:	February 24, 2011

4

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Choice Bank

Oshkosh, Wisconsin

We consent to the inclusion of our report dated March 28, 2011, relating to the balance sheets of Choice Bank as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended.  We also consent to the incorporation by reference in the Registration Statement on Form 10-SB of Choice Bank as filed with the Federal Deposit Insurance Corporation on April 29, 2007 of our report dated March 28, 2011, appearing in the Form 10-K of Choice Bank.

/s/ Wipfli LLP

Wipfli LLP

March 28, 2011

Green Bay, Wisconsin

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Stanley G. Leedle, certify that:

1.  I have reviewed this annual report on Form 10-K of Choice Bank;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.  The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) [Reserved];

(c) evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonable likely to materially affect, the registrant's internal control over financial reporting, and

5.  The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

CHOICE BANK

Date: March 30, 2011	By:/s/ Stanley G. Leedle
Stanley G. Leedle
Interim President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, John F. Glynn hereby certify that:

1. I have reviewed this annual report on Form 10-K of Choice Bank;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) [Reserved];

(c) evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonable likely to materially affect, the registrant's internal control over financial reporting, and

5. The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

CHOICE BANK

Date: March 30, 2011	By: /s/ John F. Glynn
John F. Glynn
Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF CEO AND CFO PURSUANT TO
18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of Choice Bank (the “Bank”) for the year ended December 31, 2010 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), Stanley G. Leedle, as Interim Chief Executive Officer of the Bank, and John F. Glynn, as Chief Financial Officer of the Bank, each hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank, as of, and for the period covered by the report.

CHOICE BANK

Date:  March 30, 2011

By: /s/ Stanley G. Leedle

Stanley G. Leedle

Interim President and Chief Executive Officer

Date:  March 30, 2011

By: /s/ John F. Glynn

John F. Glynn

Chief Financial Officer